SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material under Rule 14a-12

OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required
[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Proxy Statement
and Notice of Annual Meeting

May 18, 2017

i

OGE Energy Corp.

March 31, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of OGE Energy Corp. at 10:00 a.m. on Thursday, May 18, 2017, at the Fort Smith Convention Center, 800 Rogers Ave., Fort Smith, Arkansas.

The matters to be voted on at the meeting are listed in the Notice of Annual Meeting of Shareholders on the next page and described in detail in this Proxy Statement on the following pages.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow public companies to furnish proxy materials to their shareholders on the Internet. Consequently, we are mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy statement and our 2016 annual report. We believe that this will provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please vote your shares or direct your vote by following the instructions described in your proxy card or in the Notice of Internet Availability of Proxy Materials you received in the mail. Your vote will be greatly appreciated. Brokers will not be able to vote their customers' shares for the election of directors or for the advisory votes on executive compensation or the frequency of such advisory votes on executive compensation unless their customers return voting instructions. Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for these matters.

Those shareholders arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on our current operations and outlook.

Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours,

Sean Trauschke
Chairman of the Board, President and Chief Executive Officer

ii

Notice of Annual Meeting
of Shareholders

The Annual Meeting of Shareholders of OGE Energy Corp. will be held on Thursday, May 18, 2017, at 10:00 a.m. at the Fort Smith Convention Center, 800 Rogers Ave., Fort Smith, Arkansas, for the following purposes:

1.	To elect 9 directors;

2.	To ratify the appointment of Ernst & Young LLP as our principal independent accountants for 2017;

3.	To hold an advisory vote to approve named executive officer compensation;

4.	To hold an advisory vote on the frequency of advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting.

The map on the final page will assist you in locating the Fort Smith Convention Center.

Shareholders who owned stock on March 20, 2017, are entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareholders will be available, as required by law, at our principal offices at 321 North Harvey, Oklahoma City, Oklahoma 73102.

Patricia D. Horn
Vice President - Governance and Corporate Secretary

Dated: March 31, 2017

Even if you plan to attend the meeting in person, please vote your shares or direct your vote by following the instructions described in the Notice of Internet Availability of Proxy Materials you received in the mail or in your proxy card. You may vote your shares by Internet, telephone or mail. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or other nominee confirming your beneficial ownership of the shares. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2017. The Company's notice of annual meeting of shareholders and proxy statement and 2016 annual report to shareholders are available on the Internet at www.proxyvote.com.

iii

Proxy Statement

March 31, 2017
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Introduction
The Annual Meeting of Shareholders of OGE Energy Corp. (the "Company") will be held at the Fort Smith Convention Center, 800 Rogers Ave., Fort Smith, Arkansas, on May 18, 2017, at 10:00 a.m. For the convenience of those shareholders who may attend the meeting, a map is printed on the final page that gives directions to the Fort Smith Convention Center. At the meeting, we intend to present the first four items in the accompanying notice of annual meeting for action by the owners of the Company's common stock, par value $0.01 per share ("Common Stock"). The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.
Your Board of Directors is providing you these proxy materials in connection with the solicitation of your proxy for use at the Annual Meeting of Shareholders. When you vote by Internet, telephone or mail (all as more particularly described below), you appoint Sean Trauschke and Luke R. Corbett as your representatives at the Annual Meeting of Shareholders. Mr. Trauschke and Mr. Corbett will vote your shares, as you have instructed them, at the Annual Meeting of Shareholders. This way, your shares will be voted whether or not you attend the Annual Meeting of Shareholders. Even if you plan to attend the Annual Meeting of Shareholders, it is a good idea to vote your shares in advance of the meeting, just in case your plans change. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Trauschke and Mr. Corbett will vote your shares, under your proxy, in accordance with their best judgment.

Internet Availability of Proxy Materials
We have elected to take advantage of the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission ("SEC") that allow public companies to deliver to their shareholders a Notice of Internet Availability of Proxy Materials and to provide Internet access to the proxy materials and annual reports to shareholders.
Accordingly, on or about March 31, 2017, we will begin mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy statement and our 2016 annual report. The Notice of Internet Availability of Proxy Materials will include instructions on accessing and reviewing our proxy materials and our 2016 annual report to shareholders on the Internet and will provide instructions on submitting a proxy on the Internet.
At the time we begin mailing our Notice of Internet Availability of Proxy Materials, we will also first make available on the Internet at www.proxyvote.com our notice of annual meeting, our proxy statement and our 2016 annual report to shareholders. Any shareholder may also request a printed copy of these materials by any of the following methods:

•	Internet at www.proxyvote.com;
•	e-mail at sendmaterial@proxyvote.com; or
•	telephone at 1-800-579-1639.

Pursuant to the SEC rules, our 2016 annual report to shareholders, which includes our audited consolidated financial statements, is not considered a part of, and is not incorporated by reference in, our proxy solicitation materials.

Voting Procedures
You may vote by mail, by telephone, by Internet, or in person. Please refer to the summary instructions below and those included on your Notice of Internet Availability of Proxy Materials or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee. To vote by mail, simply complete and sign the proxy card and mail it in the prepaid and pre-addressed envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the 9 named nominees for director, FOR the ratification of Ernst & Young LLP as the Company's principal independent accountants for 2017, FOR the approval of our named executive officer compensation in connection with the advisory vote on executive compensation and FOR advisory votes on executive compensation every year.

Shareholders of record also may vote by the Internet or by using the toll-free number listed on your Notice of Internet Availability of Proxy Materials or the proxy card. Telephone and Internet voting also is available to shareholders who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan ("DRIP/DSPP") and the Company’s qualified defined contribution retirement plan (the "401(k) Plan"). The telephone voting and Internet voting procedures are designed to verify shareholders through use of an identification number that will be provided to you. These procedures allow you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your Notice of Internet Availability of Proxy Materials or your proxy card for specific instructions. Internet and telephone voting is available until 11:59 P.M. Eastern time on the day before the Annual Meeting of Shareholders.
If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

Revocation of Proxy
If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting via Internet, by telephone or by voting at the meeting. Alternatively, you may provide a written statement to the Company (attention Patricia D. Horn, Vice President - Governance and Corporate Secretary) revoking your proxy.

Record Date; Number of Votes
If you owned shares of the Company's Common Stock at the close of business on March 20, 2017, you are entitled to one vote per share upon each matter presented at the meeting.
As of March 1, 2017, there were 199,704,099 shares of the Company's Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading "Security Ownership," no person holds of record or, to our knowledge, beneficially owns more than five percent of the Company's Common Stock.

Expenses of Proxy Solicitation
We will pay all costs associated with preparing, assembling, mailing and distributing the proxy cards and proxy statements except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote via the Internet. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or Internet. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation of proxies, at a fee of $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report

A Notice of Internet Availability of Proxy Materials or this proxy statement, the enclosed proxy and Annual Report are being distributed on or about March 31, 2017 to all of our shareholders who owned Common Stock on March 20, 2017.

Voting Under Plans
If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.
If you are a participant in our 401(k) Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

Voting of Shares Held in Street Name by Your Broker
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting of Shareholders and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority under New York Stock Exchange ("NYSE") rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for non-routine matters unless they have received voting instructions. Routine matters include the ratification of the Company's principal independent accountants. However, the election of directors and the advisory votes on named executive officer compensation and the frequency of such advisory votes on executive compensation are not considered "routine" matters. Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' shares for which it has not received voting instructions on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting, but these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.
In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

CORPORATE GOVERNANCE
Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines ("Guidelines") that set forth the Company's corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company's shareholders by creating a valuable long-term business.
The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board's belief that the chief executive officer ("CEO") should be the only Company executive serving as a director, except as may be part of the succession process described below. Absent approval of the Nominating and Corporate Governance Committee, no director may be nominated to a new term if he or she would be older than 72 at the time of election. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board's consideration.
The Guidelines provide that the Compensation Committee of the Board ("Compensation Committee") will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Board, with the assistance of the Nominating and Corporate Governance Committee, will evaluate potential successors to the CEO. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2016.
The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company's independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2016, the independent directors met in executive session five times.
Our Code of Ethics, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the applicable SEC rules and the NYSE listing standards. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including our chief financial officer ("CFO") and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the legislative and other governance requirements of the NYSE. All of our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, are available for public viewing on the OGE Energy website at www.oge.com under the heading "Investors," "Investor Relations," "Corporate Governance." We will disclose any waivers to our code of ethics that applies to our CEO and our senior financial officers on our website.
Director Independence. The Board of Directors of the Company currently has 10 directors, nine of whom are independent within the meaning of the NYSE listing standards. Our Chairman, President and CEO is the only current director who is not considered independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the NYSE listing standards:

•
A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

•
A director who received, or whose immediate family member received, more than $120,000 during any 12-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any 12-month period of such compensation;

•
A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

•
A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

•
A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

•
A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries' present executives is or was serving on that company's compensation committee is not independent until three years after the end of such service or the employment relationship;

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company's consolidated gross revenues is not independent; and

•
No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the director's ability to exercise his or her independent judgment as a director.

•
With respect to any director who will serve on the Compensation Committee, the Board must also consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by us to such director and (ii) whether such director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries.

For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from the Company's subsidiary, Oklahoma Gas and Electric Company ("OG&E"), at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: Frank A. Bozich, James H. Brandi; Luke R. Corbett; John D. Groendyke; David L. Hauser; Kirk Humphreys; Robert O. Lorenz; Judy R. McReynolds; and Sheila G. Talton. Mr. Trauschke does not meet the aforementioned independence standards because he is the current Chairman, President and CEO and an employee of the Company.
Standing Committees. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.oge.com under the heading "Investors," "Investor Relations," "Corporate Governance." The Board of Directors also has established a standing Executive Committee, whose members are all independent. The duties and responsibilities of these Board committees are reviewed regularly and are outlined below.

Leadership Structure. The Company's Corporate Governance Guidelines discussed above state that the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board, with the assistance of the Nominating and Corporate Governance Committee, to make a determination whenever it elects a new CEO.

Sean Trauschke currently serves as Chairman, President and CEO. At the time of his election as Chairman, the Board believed that it was in the best interest of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company's best interest; however, the Board may separate these positions in the future should circumstances change.

In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has designated a lead director. The lead director is elected by and from the independent Board members for a one-year term. Mr. Luke R. Corbett currently serves as the lead independent director. The responsibilities of our lead director are set out in our Guidelines and include:

•	Providing leadership to the Board if circumstances arise in which the role of the Chairman and CEO may be, or may be perceived by the lead director or independent directors to be, in conflict;

•	Presiding at all meetings of the Board at which the Chairman is not available;

•
Organizing, convening and presiding over executive sessions or meetings of the non-management and/or independent directors and promptly communicating the messages and directives approved by such directors at each such session or meeting to the Chairman and CEO;

•	Acting as the principal liaison between the independent directors and the Chairman and CEO;

•
Reviewing and approving all Board and committee agendas, approving information sent to the Board and providing input to management of the scope and quality of such information and on the Board's information needs;

•	Having authority to call a special meeting of the Board or the independent directors at any time, at any place, and for any purpose;

•	Being available for consultation and direct communication with our major shareholders;

•	Acting as a sounding board and advisor to the Chairman and CEO, including providing guidance to the Chairman and CEO on executing the long-term strategy;

•	Setting the agenda for any meeting of independent directors with inputs from other directors;

•
Contributing to annual performance review of the Chairman and CEO, and collecting and communicating to the Chairman and CEO the views and recommendations of the independent directors relating to his or her performance other than in connection with the annual performance review;

•	Participating in succession planning for the Chairman and CEO and talent retention/development of senior executives;

•	Encouraging director participation by fostering environment of open dialogue and constructive feedback among independent directors;

•	Helping ensure efficient and effective Board performance and functioning and conducting discussion of annual evaluation of Board performance;

•	Ensuring that the Board oversees and periodically reviews the Company's long-term strategy and management's execution of the long-term strategy;

•	Overseeing effective functioning of Board committees and providing inputs on functioning of the committee when needed;

•	Leading or participating in ad-hoc committees established to deal with extraordinary matters such as investigations, mergers and acquisitions etc.; and

•	Performing such other duties as may be assigned from time-to-time by the independent directors.

Audit Committee Financial Expert. The Board has determined that Mr. Robert O. Lorenz and Mr. David L. Hauser meet the SEC definition of audit committee financial expert. Each of Mr. Lorenz and Mr. Hauser is an independent director.
Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the Compensation Committee has broad authority to develop and implement the Company's compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers;

•	recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans;

•	administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee;

•	approve all grants of stock options and other equity-based awards;

•	review and approve employment, severance or termination arrangements for any executive officers;

•	review and evaluate the impact of the Company's compensation policies and practices on the Company's risk profile and risk management;

•	review and approve all services, including the fees for such services, to be provided to the Compensation Committee or the Company by a compensation consultant and its affiliates; and

•	review Board compensation.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) "outside directors" for the purpose of Section 162(m) of the Internal Revenue Code of 1986 (the "Code").
The process for setting director and executive compensation in 2016 involved numerous steps. The Compensation Committee, with the assistance of Mercer Human Resources Consulting ("Mercer"), approved a peer group of companies for purposes of targeting executive compensation as discussed in the Compensation Discussion and Analysis on page 24. The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. These reviews were used by the CEO in making compensation recommendations to the Compensation Committee.
The balance of the process for setting director and executive compensation for 2016 involved actions taken by the Compensation Committee. The Compensation Committee met in December 2015 and February 2016 to address 2016 compensation. At the December 2015 meeting, the Compensation Committee reviewed with the CEO the performance evaluations of each officer (other than the CEO). The Compensation Committee at its December 2015 meeting also reviewed and discussed with the CEO his recommendations for each member of management (other than the CEO) of 2016 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO's performance at its December 2015 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2016. Following these discussions, the Compensation Committee set 2016 salaries and, subject to potential adjustment at its meetings in February 2016, target annual incentive awards and target long-term compensation awards for each officer. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or long-term incentives were not set at the December 2015 meeting; but, instead, were left for consideration at the scheduled meeting in February 2016. Senior management in making compensation recommendations for an executive in 2016, and the Compensation Committee in deciding the executive's compensation, used as a primary guideline the median market pay data provided by Mercer for an executive with similar responsibilities in the Company peer group. At its meeting in December 2015, the Compensation Committee also reviewed and set compensation for the directors, which is described below under "Director Compensation."
Prior to the Compensation Committee's meetings in February 2016, the Company's senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2016 annual incentive awards or 2016 long-term compensation awards to occur.
At the Compensation Committee's meetings in February 2016, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2016 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2016 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted for officers entirely of performance units, as well as the amount of performance units that would be granted.
In 2015, the Compensation Committee engaged Mercer as its executive compensation consultant for 2016. As part of this engagement, Mercer reviewed the Company's current director and executive officer compensation, confirmed the peer group to be used for assessment of director and executive officer compensation and assessed the competitiveness of the Company's director and executive officer compensation. Mercer also provided perspectives on market trends. During 2016, Mercer received $119,423 in fees for director and executive officer compensation advisory services to the Compensation Committee. Separately, Mercer and its affiliates received $23,801 in fees for other services, which related to routine miscellaneous services including annual surveys. The decision to engage Mercer and its affiliates for these other services was reviewed and approved by the Compensation Committee. For the reasons described below, the Compensation Committee does not believe that the provision of these services affected the objectiveness of the executive compensation advice it receives from Mercer. The Company stopped using Mercer in the latter half of 2015 for all services except director and executive compensation advisory services.
Although the Company retains Mercer and its affiliates for other services, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer's or its affiliates' relationships with the Company because of the procedures Mercer and the Compensation Committee have in place. In particular, we have been informed by Mercer that:

•	the executive compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the executive compensation consultant is not responsible for selling other Mercer or affiliate services to the Company; and

•
Mercer's professional standards prohibit the individual executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations.

In addition:

•	the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•
the Compensation Committee reviewed and approved all services, including the fees for such services to be provided to the Compensation Committee or the Company by the executive compensation consultant and its affiliates;

•	the executive compensation consultant has direct access to the Compensation Committee without management intervention;

•
the Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when such consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. This approach is intended to protect the Compensation Committee's ability to receive objective advice from the executive compensation consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

For the reasons discussed above, and after considering certain independence-related factors, including:

•	whether Mercer provides other services to the Company;

•	fees received by Mercer from the Company;

•	conflict of interest policies of Mercer;

•	any business or personal relationships between the individual executive compensation consultant and members of the Company's Compensation Committee;

•	any ownership of the Company's Common Stock by the individual executive compensation consultant; and

•	any business or personal relationships between the individual executive compensation consultant or Mercer and an executive officer of the Company,

the Compensation Committee determined that there are no conflicts of interest with respect to the consulting services provided by Mercer.
Risk Oversight. During 2016, the Company's Director of Risk & Investor Relations served as chairman of the Company's Risk Oversight Committee, which consists primarily of corporate officers and is responsible for the overall development, implementation and enforcement of strategies and policies for all market risk management activities of the Company. The Risk Oversight Committee's responsibilities include review of:

•	the existing risk exposure and performance of the Company's business units;

•	existing credit and market risk measurement methodologies;

•	counterparty credit limit structures;

•	fuel procurement activities;

•	policy change requests; and

•	violations of risk policies.

On a quarterly basis during 2016, the Risk Oversight Committee, through the Director of Risk, reported to the Audit Committee of the Company's Board of Directors ("Audit Committee") on the Company's risk profile affecting anticipated financial results, including any significant risk issues. This report was followed by an executive session with the Director of Risk at which only members of the Audit Committee were present. At each quarterly Audit Committee meeting, the Audit Committee also receives a report on compliance with the Company's Code of Ethics, any material pending or threatened litigation, significant regulatory issues or proceedings, and the status of any governmental audits or inquiries.
Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate with members of the Board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Attendance at Annual Meeting of Shareholders. The Company encourages each of its Board members to attend the Annual Meeting of Shareholders and the directors are expected to attend whenever reasonably possible. All of the Board members then serving attended the Annual Meeting of Shareholders in 2016.
Related Party Transaction Policy; Prohibition on Loans. The Company's Code of Ethics provides that all employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company. The Company's Code of Ethics provides, among other things, that (i) conflicts of interest may arise when an individual or someone in his or her immediate family receives improper personal benefits as a result of the employee's position, (ii) employees should not authorize business with any firm in which they, or a member of their immediate family, have a direct or indirect interest and (iii) employees should, as a general rule, avoid accepting a gift or invitation of such value (generally in excess of $100) that acceptance could create, or appear to create, an obligation to a person or company with whom the Company does business. The charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee is to consider possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts of interest. Similarly, the charter of the Audit Committee provides that the Audit Committee is to periodically obtain reports regarding compliance with the Company's Code of Ethics. If a conflict is found to exist, the matter will be discussed with the employee and the following options will be considered: (i) the employee will be asked to end the activity that caused the conflict; (ii) realignment of job responsibilities or assignment or (iii) if (i) and (ii) are not possible, employment will be terminated. Only the Board or a committee of the Board can waive this provision for executive officers, and any waiver will be promptly disclosed to the public. The Company's Corporate Governance Guidelines provide that, except for employment arrangements with the CEO, the Company will not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, present a conflict of interest, or is otherwise prohibited by law, rule or regulation and includes (i) directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director or member of management of the Company and (ii) significant business dealings with directors or their affiliates, substantial charitable contributions to organizations in which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board or a Board committee and must be promptly disclosed to the Company's shareholders. The Company does not have a related party transaction policy for persons other than employees and directors and their affiliates. Except as discussed above, the Company has not prescribed any specific standards to be applied when determining whether a conflict exists or whether a waiver of any such conflict should be made. The Company's Stock Incentive Plan prohibits all loans to executive officers.
Prohibition on Hedging. Our insider trading policy prohibits our directors and executive officers from engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds.
Auditors; Audit Partner Rotation. As described on page 18, the Company is requesting that the shareholders ratify the selection of Ernst & Young LLP as the Company's principal independent accountants for 2017. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.
Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries and the Company's Board of Directors during 2004. The Compensation Committee has reviewed the stock ownership guidelines in each subsequent year including 2016, and has, from time to time, revised such guidelines. The terms of these guidelines are explained on page 34 in the Compensation Discussion and Analysis.
Director Qualifications and Nomination Process. It is expected that the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders in accordance with our bylaws. Our bylaws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareholders, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth the information concerning you and the nominee(s) that is required in our bylaws.

Our bylaws were also amended in 2016 to permit a shareholder (or group of up to 20 shareholders) owning three percent or more of the Company’s Common Stock continuously for at least three years to nominate, and include in the Company’s proxy materials for an annual meeting of shareholders, director candidates up to an aggregate limit of the greater of (i) 20 percent (or if such amount is not a whole number, the closest whole number below 20 percent) of the Company’s Board of Directors or (ii) two, provided that the shareholder (or group) and each nominee satisfy the requirements specified in the bylaws. In order to utilize these so called “proxy access” provisions, the shareholder must provide notice of such nominations to the Corporate Secretary no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed or released to its shareholders its proxy statement for the prior year’s annual meeting of shareholders. The requirements relating to nominating shareholders, the nominees and the information to be included in the notice are set forth in our bylaws.

The Nominating and Corporate Governance Committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Nominating and Corporate Governance Committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareholder perception, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and, in the case of an incumbent director, the individual's level of performance as a director of the Company. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as they evaluate other candidates.

The Nominating and Corporate Governance Committee has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the Nominating and Corporate Governance Committee includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender. The needs of the Board and the factors that the Nominating and Corporate Governance Committee considers in evaluating candidates are reassessed on an annual basis, when the committee's charter is reviewed.
The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to recommend to the Board, and for the Board to conclude at its meeting in February 2017, that the individual should be serving as a director of the Company.

Frank A. Bozich. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Bozich should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Bozich’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, and his prior experience particularly in leading and developing resins and chemicals businesses that rely heavily on energy services and products such as those delivered by the Company and that are subject to extensive environmental regulations that will bring a unique perspective and be a benefit to the Company’s customer-focused business.
James H. Brandi. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brandi should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brandi's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as a Managing Director of BNP Paribas Securities Corp., UBS Securities, LLC and Dillon, Read & Co. Inc., his academic achievements at Harvard Business School and at Yale University, his prior experience as a director of a publicly-held utility business, his current experience as a director of publicly-held companies, including his service as chairman of the board of one company and member of the audit committees of two companies, his current performance as Chair of the Board’s Nominating and Corporate Governance Committee, his ability to interact well with other directors, his financial accounting and corporate finance acumen and his ability to bring additional views on numerous issues facing the utility and pipeline industries. Also, as a result of his business career and his service on the Board, the Board and the Nominating and Corporate Governance Committee believe that Mr. Brandi will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Luke R. Corbett. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Corbett should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company. Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Corbett's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman and chief executive officer of a large, multi-national, publicly-held energy company, his current and prior experience as a director of publicly-held corporations, his ability to interact well with other directors, his active involvement for many years in civic and charitable matters affecting many of the communities served by the Company, his understanding of management trends generally and in industries relevant to the Company, his prior performance as chair of the Board's Compensation Committee, his current performance as Lead Director of the Board and his financial accounting and corporate finance acumen. Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Corbett will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
David L. Hauser. The Nominating and Corporate Governance Committee recommended, and the Board Concluded, that Mr. Hauser should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Hauser’s integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as Chief Financial Officer of Duke Energy, his experience as a current director and member of an audit committee of another publicly-held business, his qualification as a "financial expert," his financial accounting and corporate finance acumen and his ability to bring additional views on numerous issues facing the utility industry.
Kirk Humphreys. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Humphreys should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Humphreys' integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior service as Mayor of Oklahoma City for six years, his continued active involvement in civic and charitable matters, his knowledge of business and economic issues facing Oklahoma, his ability to interact well with other directors, his understanding of management trends generally and his financial accounting and corporate finance acumen. Also, as a result of his business career and his prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Humphreys will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Robert O. Lorenz. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Lorenz should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company for many years. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Lorenz's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his current and prior experience as a director of other publicly-held companies, including his service as a chair of an audit committee and as a lead director, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Board's Audit Committee and prior performance as chair of the Nominating and Corporate Governance Committee, his qualification as a "financial expert" and his corporate finance acumen. Also, as a result of his business career and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Lorenz will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Judy R. McReynolds. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. McReynolds should continue serving as a director of the Company based, in large part, on her demonstrated business and leadership skills and her level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. McReynold's integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as chairman, president, chief executive officer and director of ArcBest Corporation, a publicly-held freight transportation and logistics services company, her ability to interact well with other directors, her involvement in civic and charitable matters, her understanding of management trends generally and in industries relevant to the Company, her current performance as Chair of the Board's Compensation Committee and her financial accounting and corporate finance acumen. Also, as a result of her business career and her prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Ms. McReynolds will continue to provide knowledgeable advice, particularly to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Sheila G. Talton. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. Talton should continue to serve as a director of the Company based, in large part, on her demonstrated business skills and her level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. Talton’s integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as a director of publicly-held companies, her experience in information technology and her involvement in civic and charitable matters. Also, the Board and Nominating and Corporate Governance Committee believe that

Ms. Talton’s expertise in the information technology area brings an important perspective in light of our smart grid implementation and other efforts to leverage technology to improve the utility customer experience and drive operational efficiency.
Sean Trauschke. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Trauschke should continue serving on the Board based, in large part, on his demonstrated business, management and leadership skills, on the Board's policy to have the CEO serve as a member of the Board and on his level of performance as Chairman and CEO. Specifically, the Board and the Nominating and Corporate Governance Committee were familiar with Mr. Trauschke’s integrity and intelligence from his service as President of the Company and his prior service as Chief Financial Officer of the Company.
For additional information concerning the directors, please see "Proposal No. 1 – Election of Directors" below.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors was also a director of OG&E during 2016. The Board of Directors of the Company and OG&E met on seven occasions during 2016. Each director attended at least 88 percent of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served during 2016.

Committees. The standing committees of the Company's Board of Directors include a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and an Executive Committee.
The members of these committees, the general functions of the committees and number of committee meetings in 2016, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2016
Compensation Committee:	Oversees	5
James H. Brandi	• compensation of directors and principal officers
Luke R. Corbett	• executive compensation
John D. Groendyke	• benefit programs
David L. Hauser
Kirk Humphreys
Judy R. McReynolds*
Sheila G. Talton

Audit Committee:	Oversees financial reporting process	4
Frank A. Bozich	• evaluate performance of independent auditors
David L. Hauser	• select independent auditors
Kirk Humphreys	• discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination
Robert O. Lorenz*	• review interim financial statements and annual financial statements to be included in Form 10-K and Form 10-Q
• oversees risk assessment and risk policies

Nominating and Corporate Governance Committee:	Reviews and recommends to the Board	3
Frank A. Bozich	• nominees for election as directors
James H. Brandi*	• membership of director committees
John D. Groendyke	• succession plans
Robert O. Lorenz	• various corporate governance issues
Judy R. McReynolds	Review and report to the Board on environmental initiatives and compliance strategies
Sheila G. Talton

Executive Committee:	Performs duties of the Board during intervals between Board meetings	—
James H. Brandi
Luke R. Corbett**
Robert O. Lorenz
Judy R. McReynolds

* Chair
** Lead Director

Director Compensation. Compensation of non-officer directors of the Company in 2016 included an annual retainer fee of $162,600, of which $57,600 was payable in cash in quarterly installments and $105,000 was deposited in the director's account under the Company's Deferred Compensation Plan and converted to 3,277 common stock units based on the closing price of the Company's Common Stock on December 6, 2016. All non-officer directors received $2,000 for each Board meeting and $2,000 for each committee meeting attended. The lead director received an additional $20,000 cash retainer in 2016. The chair of the Audit Committee received an additional $15,000 cash retainer in 2016. The chair of the Compensation and Nominating and Corporate Governance Committees received an additional $10,000 annual cash retainer in 2016. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E in 2016.
Under the Company's Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the quarterly cash retainer fee, which deferred amounts in 2016 were credited to their account as of the quarterly scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2016, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.
On November 30, 2016, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the annual equity retainer, noted above, credited on December 6, 2016, from $95,000 to $105,000. The Compensation Committee also determined to make a change in the annual cash retainer and cease paying for meeting fees effective for 2017. The annual cash retainer was set at $100,000 for 2017 to be paid quarterly.

Director Compensation for 2016
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank A. Bozich	$92,600	$105,000	—	—	—	—	$197,600
James H. Brandi	$99,600	$105,000	—	—	—	—	$204,600
Luke R. Corbett	$103,600	$105,000	—	—	—	—	$208,600
John D. Groendyke	$89,600	$105,000	—	—	—	—	$194,600
David L. Hauser	$96,600	$105,000	—	—	—	—	$201,600
Kirk Humphreys	$92,600	$105,000	—	—	—	—	$197,600
Robert O. Lorenz	$107,600	$105,000	—	—	—	—	$212,600
Judy R. McReynolds	$99,600	$105,000	—	—	—	—	$204,600
Sheila G. Talton	$87,600	$105,000	—	—	—	—	$192,600

(1)
Amounts in this column represent the dollar value of the annual retainer that was deposited in the director's account under the Company's Deferred Compensation Plan in December 2016. At December 31, 2016, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Bozich, 3,277 common stock units; Mr. Brandi, 22,882 common stock units; Mr. Corbett, 112,760 common stock units; Mr. Groendyke, 83,272 common stock units; Mr. Hauser, 7,651 common stock units; Mr. Humphreys, 68,475 common stock units; Mr. Lorenz, 100,440 common stock units; Ms. McReynolds, 17,310 common stock units; and Ms. Talton, 11,258 common stock units.

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 10 members. The term of each director will expire at this year's Annual Meeting of Shareholders and Mr. John D. Groendyke will retire from the Board effective at the Annual Meeting. Each of the other directors are being nominated for election at this year’s Annual Meeting of Shareholders. The following persons are the nominees of the Board to be elected for a one-year term at the Annual Meeting of Shareholders to be held on May 18, 2017: Mr. Frank A. Bozich, Mr. James H. Brandi, Mr. Luke R. Corbett, Mr. David L. Hauser, Mr. Kirk Humphreys, Mr. Robert O. Lorenz, Ms. Judy R. McReynolds, Ms. Sheila G. Talton and Mr. Sean Trauschke. The term of each nominee will continue until their successors are elected and qualified. Each of these nominees is currently a director of the Company and OG&E.
Proxies solicited by the Board of Directors will be voted "FOR" the election of the 9 nominees as director, unless a different vote is specified. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. All nominees own less than 0.1 percent of any class of voting securities of the Company.

As discussed above, Mr. John D. Groendyke will retire from the Board effective at the Annual Meeting. Mr. Groendyke has served as a director of OGE Energy and OG&E since 2003. The Board of Directors expresses its sincere appreciation and thanks to Mr. Groendyke for his contributions and dedicated service.

The following contains certain information concerning the nominees for director.

FRANK A. BOZICH, 56, is President and Chief Executive Officer at the SI Group, Inc., a leading global developer and manufacturer of phenolic resins and chemicals used in the production of antioxidants, engineering plastics, fuels and lubes, rubber and pharmaceutical ingredients. He has served as President and Chief Executive Officer of SI Group Inc., since May 2013. Prior to joining SI Group Inc., Mr. Bozich held several executive management positions at BASF Corporation, a multi-national chemicals and manufacturing corporation, including President of BASF's Catalysts Division from 2010 to 2013, Group Vice President of Precious and Base Metal Service and Group Vice President of the Integration Management Office. He was previously Group Vice President of Enterprise Technologies and Ventures at Engelhard Corporation, which was acquired by BASF in 2006. Mr. Bozich currently serves as a director of SI Group, Inc. and various subsidiaries. He also serves as a director of the Ellis Medicine Board of Trustees. Mr. Bozich has been a director of the Company and of OG&E since February 2016 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

JAMES H. BRANDI, 68, is a former Managing Director of BNP Paribas Securities Corp., an investment banking firm, where he served from 2010 until his retirement in late 2011. From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm that was acquired by BNP in 2010. From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group. Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi currently serves as a director of Approach Resources Inc. and as a director and chairman of Carbon Natural Gas Company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi has been a director of the Company and of OG&E since February 2010, and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee and the Executive Committee of the Board.

LUKE R. CORBETT, 70, is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He had been employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee Corporation on September 1, 2006, having served as Chairman and Chief Executive Officer since 1997; President and Chief Operating Officer from 1995 to 1997; and Group Vice President from 1992 to 1995. Mr. Corbett currently serves as a member of the Board of Directors of Chesapeake Energy Corporation and served as a member of the Board of Directors of Anadarko Petroleum Corporation from 2006 to 2014. Mr. Corbett has been a director of the Company and OG&E since December 1996. He serves as Lead Director of the Board and is a member of the Compensation Committee and the Executive Committee of the Board.

DAVID L. HAUSER, 65, is the former Chairman and Chief Executive Officer of FairPoint Communications, Inc., a provider of communication services located in Charlotte, N.C. He served in the role from July 2009 to August 2010 and thereafter served as a consultant until March 2011. On October 26, 2009, FairPoint Communications, Inc. filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. From 1998-2009, Mr. Hauser held leadership positions with Duke Energy Corporation including group executive and chief financial officer and vice president and treasurer. Mr. Hauser also currently serves as a board member and Audit Chairman of EnPro Industries, Inc. He is a member of the board of trustees of the University of North Carolina at Charlotte and he has retired as a member of the North Carolina Association of Certified Public Accountants. Mr. Hauser has been a director of the Company and OG&E since July 2015, and is a member of the Audit Committee and Compensation Committee of the Board.

KIRK HUMPHREYS, 66, is the Chairman of The Humphreys Company, LLC, a real estate development company, and Board Chairman of Carlton Landing, LLC, a real estate investment company. He has been active in the development and acquisition of commercial real estate in Oklahoma and surrounding states since 1975. Mr. Humphreys was elected Mayor of Oklahoma City in 1998 and re-elected in 2002. Mr. Humphreys is a member of the University of Oklahoma Board of Regents and is a former trustee of the Urban Land Institute. He also serves on the boards of the Oklahoma City Airport Trust, the Oklahoma Industries Authority and the Oklahoma State Fair. Mr. Humphreys has been a director of the Company and of OG&E since November 2007, and is a member of the Audit Committee and the Compensation Committee of the Board.

ROBERT O. LORENZ, 70, is a retired partner of the Arthur Andersen accounting firm. Mr. Lorenz joined Arthur Andersen in 1969, became a partner in 1982, was named managing partner of the Oklahoma City office in 1994 and was named managing partner of the Oklahoma practice in 2000, the position he held until November 2002, when he retired. Mr. Lorenz serves on the Board of Directors, audit committee and as lead independent director of Panhandle Oil and Gas, Inc. Mr. Lorenz also is a member of the Advisory Board of the United Way of Central Oklahoma. Mr. Lorenz has been a director of the Company and OG&E since July 2005, and is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee and the Executive Committee of the Board.

JUDY R. MCREYNOLDS, 54, is Chairman, President and Chief Executive Officer of ArcBest Corporation, headquartered in Fort Smith, Ark., a full-service logistics solutions provider of domestic and global transportation services. Ms. McReynolds has served as Chairman of the Board of Directors of ArcBest Corporation since April 2016 and has been a member of ArcBest Corporation's Board of Directors since she was named President and Chief Executive Officer on January 1, 2010. Ms. McReynolds previously served as senior vice president, chief financial officer and treasurer from 2006 through 2009, and was vice president and controller from 2000 to early 2006. Ms. McReynolds serves on the board of First Bank Corp., as well as various other local community, educational and transportation industry boards. Ms. McReynolds has been a director of the Company and of OG&E since July 2011, and is Chair of the Compensation Committee, a member of the Nominating and Corporate Governance Committee and the Executive Committee of the Board.

SHEILA G. TALTON, 64, currently serves as President and CEO of Gray Matter Analytics, a consultancy offering data analytics and predictive modeling services and solutions to organizations in the financial services and health care industries. Prior to founding Gray Matter in 2013, she served as President and Chief Executive Officer of SGT Ltd., a strategy and technology consulting business from 2011 to 2013, and in a variety of leadership positions with global technology leaders Cisco Systems Inc., including as Vice President of Office of Globalization from 2005 to 2011, and Electronic Data Systems as well as other leading technology firms. Ms. Talton also serves on the board of Wintrust Financial Corporation and Deere & Company. From 2010 until March 2015, Ms. Talton served on the board of ACCO Brands. She has been a Congressional appointee on the U.S. White House Women's Business Council. She also has been recognized as one of the 'Top 10 Women in Technology' by Enterprising Women and as 'Entrepreneur of the Year' by the National Federation of Black Women Business Owners. She serves on the boards of several nonprofit organizations including Chicago's Northwestern Hospital Foundation, the Chicago Shakespeare Theater and the Chicago Urban League. Ms. Talton has been a director of the Company and of OG&E since September 2013, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

SEAN TRAUSCHKE, 50, currently serves as Chairman, President and Chief Executive Officer of the Company and OG&E. Mr. Trauschke has been Chief Executive Office of the Company since June 1, 2015. He has been President of OG&E since July 2013 and President of OGE Energy since August 2014, and was named as Chairman of the Board in December 2015. From 2009 until 2013 he held the position of Vice President and Chief Financial Officer of the Company and OG&E. Mr. Trauschke also serves on the Board of Directors for Enable GP (the general partner of Enable Midstream Partners, LP). He also serves on the boards of the State Chamber of Oklahoma, Downtown OKC, United Way of Central Oklahoma, Greater Oklahoma City Chamber, Children’s Hospital Foundation and Heritage Hall School. Mr. Trauschke has been on the board of the Company and OG&E since May 2015.

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the election of the 9 nominees as director. Broker non-votes will be treated as shares not entitled to be voted and will have no effect on the outcome of the proposal. Any incumbent director who is not reelected in an election in which majority voting applies is required to tender his or her resignation promptly to the Board. The Nominating and Governance Committee will then consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 100 days following certification of the stockholders' vote and will promptly disclose its decision regarding whether to accept the director's resignation offer. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the bylaws.
The Board of Directors recommends a vote "FOR" the election of the 9 nominees as director. Proxies solicited by the Board of Directors will be voted "FOR" the election of the 9 nominees as director, unless a different vote is specified.

PROPOSAL NO. 2 -
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2017
The Audit Committee has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2017. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.
While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company's principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Ernst & Young LLP as the Company's principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify this appointment, the Audit Committee may investigate the reasons for the shareholders' rejection and may consider whether to retain Ernst & Young LLP or to appoint another principal independent accountant. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareholders at the Annual Meeting of Shareholders.
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2017. Abstentions from voting in this matter are treated as votes against.
The Board of Directors recommends a vote "FOR" the ratification of the appointment of the Company's principal independent accountants. Proxies solicited by the Board of Directors will be voted "FOR" the ratification of the appointment of the Company's principal independent accountants, unless a different vote is specified.

PROPOSAL NO. 3 -
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14a of the Securities Exchange Act of 1934, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs, that is sometimes referred to as "say on pay", for our CEO and the other five officers named in the Summary Compensation Table on page 36 (who we refer to as "Named Executive Officers"). Accordingly, you may vote on the following resolution at the 2017 Annual Meeting of Shareholders:
"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED."

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, intend to consider the outcome of the vote when making future executive compensation decisions and, in particular, to consider any significant negative voting results to the extent they can determine the cause or causes for such votes. The Board has determined that, consistent with its recommendation on the advisory vote on the frequency of shareholder votes on executive compensation at this year's Annual Meeting of Shareholders, OGE Energy will hold future advisory votes on executive compensation every year.
As discussed in the Compensation Discussion and Analysis, our executive compensation program is premised on providing competitive and responsible levels of compensation that are substantially performance-based so as to align the interests of our executive officers with those of our shareholders. Payouts of annual and long-term incentive awards require the achievement of specific goals established by the Compensation Committee that are designed to benefit our shareholders and the Company, both in the long and short term.
Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus, with the amount of the bonus being dependent on the level of achievement of specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan generally are equity-based, with the amount ultimately paid to an officer being dependent on the level of achievement, usually over a three-year period, of specific Company performance goals that typically are tied directly to total shareholder return compared to a broad utility peer group and to growth in consolidated earnings or OG&E earnings. The terms of these equity-based awards have not permitted any adjustments to calculating total shareholder return or earnings growth for unusual one-time events. By having a significant portion of our executives' compensation dependent on the level of achievement of various performance goals, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below average performance, for their compensation to be below competitive levels.
The alignment of the Company's performance and executive compensation is illustrated by the “realized compensation” paid to our Named Executive Officers in 2016 as compared to prior years. We view realized compensation as items that are actually paid to an executive as contrasted to items that may or may not be paid to an executive in the future. This alternative view of compensation paid to our Named Executive Officers is provided as a supplement to, not as a substitute for, the Summary Compensation Table that appears on page 36. We define realized compensation as the sum of: (i) salary (as reported in column (c) of the Summary Compensation Table), (ii) payouts under the Company's Annual Incentive Plan (as reported in column (g) of the Summary Compensation Table), (iii) payouts of performance-based stock awards that vested (as reported annually in the Option Exercises and Stock Vested Table) and (iv) all other compensation (as reported in column (i) of the Summary Compensation Table). As shown by the following table, realized compensation was significantly lower for our Named Executive Officers in 2016, 2015 and 2014 compared to 2013.

	Realized Compensation
	2016	2015	2014	2013
Sean Trauschke	$1,803,992	$1,046,601	$1,209,787	$2,454,489
Stephen E. Merrill	$802,320	$577,461	$715,798	$1,207,183
E. Keith Mitchell	$857,714	$924,009	$1,000,887	$1,593,324
Jean C. Leger, Jr.	$600,644	$483,790	$542,534	$1,061,188
Paul Renfrow	$598,492	$465,167	$562,476	$865,665

The decreases in 2016, 2015 and 2014 compared to 2013 for each of the Named Executive Officer’s realized compensation are directly attributable to the lower level of achievement in 2015 and 2014 of the annual corporate performance goals set by the Committee under the Company's Annual Incentive Plan and of the three-year performance goals set by the Committee under the Company’s Stock Incentive Plan, including, in particular, the Company's total shareholder return being below the level needed for a payout for each of the three-year periods ended December 31, 2016, December 31, 2015 and December 31, 2014 as compared to the 74th percentile of the applicable peer group for the three-years ended December 31, 2013, which resulted in a payout of 160 percent. The higher realized compensation in 2016 compared to 2015 and 2014 is attributable in large part to a higher level of performance of the 2016 annual performance goals under the Annual Incentive Plan, resulting in higher payouts.
We believe the Company's executive compensation program strikes the appropriate balance between utilizing responsible pay practices and effectively incentivizing our executives to create value for our shareholders. This balance is evidenced by the following:

•	Our executive compensation was approved by more than 90 percent of our shareholders who voted at last year's Annual Meeting of Shareholders.

•
We set the 2016 total direct compensation (i.e., the salary plus the target awards under the Annual Incentive Plan and under the Stock Incentive Plan) of each of our Named Executive Officers below the median amount, as reported by the Compensation Committee's executive compensation consultant, for an executive with similar duties in the applicable compensation peer group used by the Compensation Committee (which peer group is listed on page 26).

•
We provide a significant part of executive compensation in performance-based incentives. For 2016, the target awards under the Annual Incentive Plan and under the Stock Incentive Plan represented from approximately 63 percent to 79 percent of a Named Executive Officer's targeted total direct compensation, with the officer having the ability to earn from 0 percent to 150 percent of the award under the Annual Incentive Plan and from 0 percent to 200 percent of the award under the Stock Incentive Plan, based entirely on the level of achievement of the applicable performance goals set by the Compensation Committee. As explained above, the lower level of achievement of various performance goals set by the Compensation Committee resulted in realized compensation for our Named Executive Officers being significantly less in 2016, 2015 and 2014 as compared to 2013.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for more information about the Company's executive compensation program.
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the approval, on an advisory basis, of the Named Executive Officer compensation. Abstentions from voting in this matter are treated as votes against. Broker non-votes will be treated as shares not entitled to be voted and will have no effect on the outcome of the proposal
The Board of Directors recommends a vote "FOR" the approval of the Named Executive Officer compensation as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Proxies solicited by the Board of Directors will be voted "FOR" the approval of the Named Executive Officer compensation, unless a different vote is specified.

PROPOSAL NO. 4 -
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether such advisory vote on executive compensation should be held every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that our Company has been conducting an annual advisory vote on executive compensation since 2011 and an annual advisory vote on executive compensation will allow our shareholders to continue to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory vote on executive compensation.

The Board of Directors unanimously recommends that you vote for advisory votes on executive compensation every year.  Proxies solicited by the Board of Directors will be voted for advisory votes on executive compensation every year, unless a different vote is specified.

REPORT OF AUDIT COMMITTEE
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
The Audit Committee has four members, none of whom has any relationship to the Company that interferes with the exercise of his independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee's responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.
In fulfilling its oversight responsibilities regarding the 2016 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report to Shareholders. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with the Company's principal independent accountants the Company's 2016 financial statements and management's assessment of the Company's internal control over financial reporting. The Company's principal independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company's internal control over financial reporting. Our review with the principal independent accountants included a discussion of the principal independent accountants' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the principal independent accountants the principal independent accountants' independence from management and the Company, including the matters in the written disclosures received by the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board.
The Audit Committee also discussed with the Company's internal auditors and principal independent accountants the overall scope and plans for their respective audits for 2017. The Audit Committee meets with the internal auditors and principal independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings during 2016.
Fees for Principal Independent Accountants

Year ended December 31	2016	2015
Integrated audit of OGE Energy and its subsidiaries financial statements and internal control over financial reporting	$1,185,800	$1,141,700
Services in support of debt and stock offerings	—	—
Other (A)	302,200	299,100
Total audit fees (B)	1,488,000	1,440,800
Employee benefit plan audits	138,000	133,000
Total audit-related fees	138,000	133,000
Assistance with examinations and other return issues (C)	329,728	47,570
Review of Federal and state tax returns	35,000	33,500
Total tax preparation and compliance fees	364,728	81,070
Total tax fees	364,728	81,070
Total fees	$1,990,728	$1,654,870

(A)
Includes reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q, audits of OGE Energy's subsidiaries, preparation for Audit Committee meetings and fees for consulting with OGE Energy's and OG&E's executives regarding accounting issues.

(B)
The aggregate audit fees include fees billed for the audit of OGE Energy's and OG&E's annual financial statements and for the reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q. For 2016, this amount includes estimated billings for the completion of the 2016 audit, which services were rendered after year-end.

(C)	For 2016, this amount includes billings associated with a research and development tax study.

There were no other fees billed by the principal independent accountants to OGE Energy in 2016 and 2015 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal independent accountants is compatible with maintaining auditor independence.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company's principal independent accountants for 2017.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. OGE Energy's Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the principal independent accountants for additional services not contemplated in the original pre-approval. In those instances, OGE Energy will obtain the specific pre-approval of the Audit Committee before engaging the principal independent accountants. The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2016, 100 percent of the audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee

Robert O. Lorenz, Chair
Frank A. Bozich, Member
David L. Hauser, Member
Kirk Humphreys, Member

EXECUTIVE OFFICERS' COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

The five Named Executive Officers in the Summary Compensation Table on page 36 are as follows:

Sean Trauschke, Chairman of the Board, President and Chief Executive Officer of the Company and of OG&E
E. Keith Mitchell, Chief Operating Officer of OG&E
Stephen E. Merrill, Chief Financial Officer of the Company and of OG&E
Paul Renfrow, Vice President, Public Affairs and Corporate Administration of the Company and of OG&E
Jean C. Leger, Jr., Vice President, Utility Operations of OG&E

In 2015, the Company completed the successful transition of the Company's Chairman, President and CEO position from Peter Delaney to Sean Trauschke, a process that began in 2013 with Mr. Trauschke's appointment as President of OG&E. In September 2014, Mr. Trauschke was appointed President of the Company and he became the Chief Executive Officer of the Company in June 2015, with Mr. Delaney remaining as Chairman of the Board. The last step of the transition process occurred on December 1, 2015, with Mr. Trauschke assuming the additional position of Chairman of the Board following Mr. Delaney's retirement from the Company on December 1.

Executive Summary. Three key components of compensation for our executive officers are salary, annual incentive awards under our Annual Incentive Plan and long-term awards under our Stock Incentive Plan. The Company's compensation principles are premised on providing competitive and, at the same time, reasonable levels of compensation. For 2016, the sum of each named Executive Officer's salary, target award under our Annual Incentive Plan and target long-term award under our Stock Incentive Plan, as determined by the Compensation Committee in February 2016, was set below the median amount for an executive with similar duties at that time in the Company Peer Group, which is described below. At last year's Annual Meeting of Shareholders, the compensation of our Named Executive Officers was approved by more than 90 percent of our shareholders who voted. Although the results of this vote occurred after the Compensation Committee took action to set 2016 compensation, the results of the vote at last year's Annual Meeting of Shareholders were reviewed by the Compensation Committee and, in light of the more than 90 percent approval, the Compensation Committee determined that no significant changes to its executive compensation practices were warranted.

Our executive compensation program recognizes that our senior executives are in a position to directly influence the Company's achievement of targeted results and strategic initiatives. For this reason, as an individual's position and responsibilities increase, a greater portion of the officer's compensation is at risk and consists of performance-based compensation whose payout is dependent on the achievement of performance objectives. This is shown by the level of 2016 salaries, annual incentive awards and long-term incentive awards set for the Named Executive Officers. For 2016, "Salary" for the Named Executive Officers accounted for approximately 21 percent to 37 percent of total direct compensation (i.e., salary plus targeted annual and long-term incentive compensation), while performance-based compensation accounted for approximately 63 percent to 79 percent of total direct compensation, assuming achievement of a target level of performance for each Named Executive Officer. No portion of our Named Executive Officers' long-term compensation included time-based awards of restricted stock. As a result, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, for their compensation to be below competitive levels. As explained in more detail below, the Company's overall performance in 2016 was at approximately the target level of the performance goals set by the Compensation Committee for the one-year performance period ended December 31, 2016, but the Company did not meet the minimum level of performance of the performance goals set by the Compensation Committee for the three-year performance period ended December 31, 2016. As a result, the Named Executive Officers received in February 2017 (i) a payout of 101 percent to 106 percent of their target 2016 Annual Incentive Plan awards and (ii) no payout of their target 2014 long-term incentive awards.

Payouts of the awards under the Annual Incentive Plan to our executive officers are entirely performance-based with an individual having the opportunity to earn from 0 percent to 150 percent of his or her targeted award depending on the level of achievement of Company performance goals set by the Compensation Committee in February 2016. For the Named Executive Officers, payout of the Company performance goals for 2016 set by the Compensation Committee were based: (i) for Messrs.

Trauschke and Merrill, 50 percent on the earnings of OG&E (the "OG&E Earnings Target"), 30 percent on an operations and maintenance expense target for various business units of the Company and OG&E (the "O&M Target"), 10 percent on a safety target of the Company and OG&E (the "Safety Target"), and 10 percent on several customer-related and operational goals (the "Customer/Operations Target"); and (ii) for Messrs. Mitchell, Renfrow, Leger and each other executive officer of the company, 40 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 15 percent on the Safety Target and 15 percent on the Customer/Operations Target.
With respect to the level of performance of the performance goals set by the Compensation Committee for 2016, the Company met the OG&E Earnings Target, exceeded the O&M Target, achieved slightly below the target level of performance on the Safety Target and achieved one part of the Customer/Operations Target. This level of performance would cause Mr. Trauschke and Mr. Merrill to receive approximately 106 percent and Mr. Mitchell, Mr. Leger and Mr. Renfrow to receive approximately 101 percent of their 2016 targeted annual awards under the Annual Incentive Plan.
Compensation for 2016 for the Named Executive Officers also included possible payouts of the long-term awards made to them in early 2014 for the three-year performance period ending December 31, 2016. Payouts of 75 percent of the 2014 long-term awards were tied to the Company's total shareholder return over the three-year period ending December 31, 2016 and payouts of the remaining 25 percent were tied to growth in the Company's consolidated earnings per share (the "Company's EPS") over the same three-year period from the Company's EPS of $1.94 for 2013 (as adjusted for the 2013 stock split). Each Named Executive Officer received no payout of his 2014 target long-term award as the Company's total shareholder return and growth in the Company's EPS for the three-year performance period ended December 31, 2016 were below the minimum levels to permit a payout. The terms of these performance awards do not permit any adjustments to calculating total shareholder return or earnings growth for unusual one-term events. As noted above, the Named Executive Officers also received long-term awards under the Stock Incentive Plan in February 2016 with payouts, if any, to occur in 2019 after the end of the three-year performance period ending on December 31, 2018. Payouts are entirely performance-based and will be based on the Company's total shareholder return during the performance period compared to the total shareholder return during the same period of the utility holding companies and gas and electric utilities (approximately 50 companies) in the Standard & Poor's 1500 Composite Utilities Sector Index and on the growth in OG&E's earnings during the three-year performance period from the $1.35 per share earned by OG&E in 2015.
The alignment of the Company's performance and executive compensation is illustrated by the “realized compensation” paid to our Named Executive Officers in 2016 as compared to prior years. We view realized compensation as items that are actually paid to an executive as contrasted to items that may or may not be paid to an executive in the future. This alternative view of compensation paid to our Named Executive Officers is provided as a supplement to, not as a substitute for, the Summary Compensation Table that appears on page 36. We define realized compensation as the sum of: (i) salary (as reported in column (c) of the Summary Compensation Table), (ii) payouts under the Company's Annual Incentive Plan (as reported in column (g) of the Summary Compensation Table), (iii) any bonus (as reported in column (d) of the Summary Compensation Table), (iv) payouts under the Company's Stock Incentive Plan of performance-based stock awards that vested (as reported annually in the Option Exercises and Stock Vested Table) and (v) all other compensation (as reported in column (i) of the Summary Compensation Table). As shown in the following table, realized compensation was lower for our Named Executive Officers in 2016, 2015 and 2014 as compared to 2013.

	Realized Compensation
	2016	2015	2014	2013
Sean Trauschke	$1,803,992	$1,046,601	$1,209,787	$2,454,489
Stephen E. Merrill	$802,320	$577,461	$715,798	$1,207,183
E. Keith Mitchell	$857,714	$924,009	$1,000,887	$1,593,324
Jean C. Leger, Jr.	$600,644	$483,790	$542,534	$1,061,188
Paul Renfrow	$598,492	$465,167	$562,476	$865,665

The Company believes that the above chart clearly illustrates the performance-based nature of the Company's executive compensation program. The decreases in 2016, 2015 and 2014 compared to 2013 for each of the Named Executive Officer’s realized compensation are directly attributable to the lower level of achievement in 2015 and 2014 of the annual corporate performance goals set by the Committee under the Company's Annual Incentive Plan and of the three-year performance goals set by the Committee under the Company’s Stock Incentive Plan, including, in particular, the Company's total shareholder return being below the level needed for a payout for each of the three-year periods ended December 31, 2016, December 31, 2015 and December 31, 2014 as compared to the 74th percentile of the applicable peer group for the three-years ended December 31, 2013, which resulted in a payout of 160 percent. The higher realized compensation in 2016 compared to 2015 and 2014 is attributable in large part to a higher level of performance of the 2016 annual performance goals under the Annual Incentive Plan, resulting in higher payouts.

As explained below, the Named Executive Officers also participate in various retirement, health plans and programs that are generally available to all full-time employees of the Company and receive limited perquisites. The foregoing Executive Summary is subject to the following detailed explanation of the Company's executive compensation practices and policies.
General. The Compensation Committee administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should be substantially performance-based and should align the interests of our executives with those of our shareholders. The Compensation Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.
Three key components of our executive compensation program are salary, annual incentive awards under our Annual Incentive Plan and long-term incentive awards under our Stock Incentive Plan. Both the Annual Incentive Plan and the Stock Incentive Plan have been approved by our shareholders, with the last approval occurring at the Annual Meeting of Shareholders in 2013. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income. The Compensation Committee's intent in setting salaries is to pay competitive rates based on an individual's responsibilities, experience and level of performance. The annual and long-term incentive awards of an executive's compensation are directly linked to performance. Payouts of these portions of an executive's compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the long and short term. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock. An important part of the Compensation Committee's process in setting executive compensation pay levels is a market analysis of executive pay levels. For more than 10 years, the Compensation Committee has utilized a nationally recognized compensation consulting firm to assist it in performing this task. In 2007, the Company, at the direction of the Compensation Committee, issued a request for proposals to numerous nationally recognized compensation consulting firms. Following this process, the Compensation Committee selected Mercer as its executive compensation consultant for 2008 and has retained Mercer each subsequent year. Since Mercer's selection in 2008, the Compensation Committee has worked with Mercer to select recommended peer groups to be used by the Compensation Committee as part of the market analysis in setting executive compensation.

The following peer group (the "Company Peer Group") was used by the Compensation Committee for purposes of 2016 compensation for all executive officers of the Company:

Alliant Energy Corp.	ONE Gas Inc.
Ameren Corp.	Pepco Holdings, Inc.
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
CMS Energy Corp.	SCANA Corporation
DTE Energy Company	TECO Energy, Inc.
Eversource Energy (previously Northeast Utilities)	Vectren Corporation
Great Plains Energy, Inc.	Westar Energy, Inc.
NiSource Inc.

The companies comprising the Company Peer Group were initially selected because each company met a majority of the following specific criteria relevant to the Company: (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations. The Compensation Committee annually reviews with Mercer and the Company's management the Company Peer Group and, since 2008, has made relatively few changes to the peer group. Specifically, the Compensation Committee added Westar Energy, Inc. in 2012, Northeast Utilities and Pinnacle West Capital Corporation in 2013 and ONE Gas in 2015 primarily to replace companies that were acquired or involved in a merger or other significant corporate change (e.g., NV Energy, Wisconsin Energy, Ingegry's Energy Group and ONEOK, Inc.). As explained below, the criteria for selecting peer companies has become more focused since May 2013 on size (particularly, market value), business mix and geographic location.

On May 1, 2013, the Company's midstream natural gas business, which was owned by Enogex LLC and its subsidiaries ("Enogex"), was combined with the midstream and certain related natural gas businesses of CenterPoint Energy, Inc. to form Enable (the "Enable Midstream Transaction"). As noted above, a factor in selecting a peer company has been a company's consolidated revenues compared to OGE Energy's consolidated revenues. Upon the closing of the Enable Midstream Transaction, the Company ceased reporting Enogex's results on a consolidated basis with the Company, which, among other things, lowered the Company's consolidated revenues. On the other hand, the Enable Midstream Transaction resulted in a significant increase in the Company's market value. Accordingly, in December 2013 and 2014 when the Committee was setting executive compensation for the following year, the Company was in the bottom quartile of the Company Peer Group in terms of consolidated revenues, but in the top half in terms of market value. In addition, the overall day-to-day operations at the Company had remained relatively unchanged. As a result, the Committee determined that only the changes noted above were needed for 2014 or 2015, given the Company's market value and continued similarity in business operations to the Company Peer Group. Similarly, with the exception of the change noted above, the Committee determined that no changes were needed to the Company Peer Group in December 2015 when the Committee was setting 2016 executive compensation even though the Company's market value at the time was at the 30th percentile of the Company Peer Group. The primary factor for this decision was management's and the Committee's belief that the Company's market value was being adversely affected on a temporary basis by the uncertainty over the approval of OG&E's environmental plan by the Oklahoma utility commission and by lower natural gas prices, which were negatively impacting Enable's valuation. In addition, if 50 percent of Enable's revenues had been included in the Company's consolidated revenues based on the Company's 50 percent ownership of Enable at the time the Committee was setting executive compensation in 2015, the Company's revenues would have been only slightly below the median of the Company Peer Group.

As noted above, the Compensation Committee retained Mercer in 2015 as its compensation consultant for 2016. For 2016, senior management, in making recommendations on compensation, and the Compensation Committee, in making decisions on compensation, used as a primary guideline the median market pay data provided by Mercer of the Company Peer Group for all officers of the Company and OG&E. This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Compensation Committee can vary from this market data for numerous reasons, including an individual's performance, experience level and internal equity.

An individual's performance for a particular year is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Compensation Committee and are used by the CEO in making compensation recommendations to the Compensation Committee. The Compensation Committee also conducted an annual performance evaluation of the CEO.
The Compensation Committee met in December 2015 and set each executive officer's 2016 salary and, subject to potential adjustment at its meeting in February 2016, each executive officer's target annual incentive award and target long-term incentive award for 2016. These amounts set by the Compensation Committee were based primarily on the individual's annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group. The target annual and long-term incentive awards for each officer were expressed as percentages of salary. While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual and long-term incentive awards.
Following a discussion of the recommendations by the Company's CEO, the Compensation Committee at its meeting on February 24, 2016 set the Company performance goals for annual incentive and long-term incentive awards. These Company performance goals for executive officers are described in detail below and were intended to align the executive's interests with our shareholders by having achievement of Company performance goals be directly beneficial to our shareholders or indirectly beneficial to our shareholders by being tied to operational measures that improve our operations. At its meeting on February 24, 2016, the Compensation Committee also approved the form of the long-term compensation awards for the executive officers, which, like prior years, consisted entirely of performance units whose payout was dependent on the Company's achievement of specified performance goals during the three-year period ending December 31, 2018.
In setting the executive compensation for any given year, the Compensation Committee historically (including 2016) has not looked to compensation earned by executives in prior years, including specifically amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive's compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Compensation Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Compensation Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.
As indicated above, our senior management and, in particular, our CEO, played an important part in setting 2016 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2016 annual incentive awards and long-term incentive awards, he reviewed with the Compensation Committee at its December 2015 meeting the performance evaluations of each officer (other than himself). He also reviewed and discussed with the Compensation Committee at its December 2015 meeting his recommendations for each officer of 2016 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO's performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Compensation Committee without any members of management present. The Compensation Committee's performance evaluation of the CEO, along with his 2016 salary, target annual incentive award and target long-term incentive award, were reviewed by the Compensation Committee with all independent members of the Board.
The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, bonuses and long-term compensation of the Named Executive Officers that were approved by the Compensation Committee and were paid in connection with 2016 compensation.
Base Salary. As explained above, the base salaries for our executive officers in 2016 were designed to be competitive with the Company Peer Group. Base salaries of our executive officers were determined based primarily on an individual's annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the Company Peer Group. The salaries of executive officers for 2016 were determined by the Compensation Committee in December 2015. The 2016 base salary amounts and percentage increase approved by the Compensation Committee in December 2015 for the Named Executive Officers were as follows: Mr. Trauschke, $840,000, 5.0 percent increase; Mr. Merrill, $440,000, 10.0 percent increase; Mr. Mitchell, $484,000, 3.0 percent increase; Mr. Renfrow, $354,910, 5.0 percent increase; and Mr. Leger, $354,000, 1.0 percent increase. Despite these increases, the new salary for each of these Named Executive Officers was below the median salary of an executive with similar duties in the Company Peer Group, other than Mr. Leger's salary, which was at the median.

Annual Incentive Compensation. Annual incentive awards with respect to 2016 performance were made under the Annual Incentive Plan to approximately 125 employees, including all executive officers. The plan provides participants with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2016, were established by the Compensation Committee in February 2016. The Company also has a similar plan, the Team$hare Plan, that provides similar opportunities to all full-time employees who do not participate in the Annual Incentive Plan.
The amount of the award for each executive officer was expressed as a percentage of salary paid during 2016 (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0 percent to 150 percent of such targeted amount. For the Named Executive Officers, the targeted amounts and the changes from their 2015 targeted amounts were as follows: Mr. Trauschke, 100 percent of his 2016 salary (an increase from 80 percent); Mr. Merrill, 70 percent of his 2016 salary (no change); Mr. Mitchell, 70 percent of his 2016 salary (no change); Mr. Leger, 65 percent of his 2016 salary (no change); and Mr. Renfrow, 60 percent of his 2016 salary (an increase from 55 percent). The targeted amount expressed as a percentage of salary for each of these individuals ranged from 3 percent below to 8 percent above the median of the level of such award granted to a comparable executive in the Company Peer Group.
As noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals set by the Compensation Committee. For Messrs. Trauschke and Merrill, the Company performance goals for 2016 were based: 50 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 10 percent on the Safety Target and 10 percent on the Customer/Operations Target. For Messrs. Mitchell, Renfrow and Leger and all other executive officers, the Company performance goals for 2016 were based: 40 percent on the OG&E Earnings Target, 30 percent on the O&M Target, 15 percent on the Safety Target and 15 percent on the Customer/Operations Target.

For each Company performance goal, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The following table shows the minimum, target and maximum levels of performance for the 2016 Company performance goals set for the Named Executive Officers in 2016, the actual level of performance (as calculated pursuant to the terms of the awards), and the percentage payout of the targeted amount based on the performance (as calculated pursuant to the terms of the awards) and as authorized by the Compensation Committee:

	Minimum	Target	Maximum	Performance	% Payout
OG&E Earnings Target	$1.44/share	$1.47/share	$1.50/share	$1.47/share	100%
O&M Target	$420 million	$410 million	$405 million	$404.5 million	150%
Safety Target (Recordable Incident Rate)	0.79	0.49	0.00	(A)	89%
Customer/Operations Target (B)					18%
SAIDI	128 Min	114 Min	102 Min	156.45	0%
JD Power Surveys	Top 75%	Top 87.5%	Top Score	49.0% (C)	0%
Equivalent Unplanned Outage Rate	6.4%	5.8%	2.1%	5.0% (D)	71%

(A)
Results were calculated based on a quarterly recordable incident rate with results of 0.170, 0.525, 0.886 and 0.201 for the first, second, third and fourth quarter of 2016, respectively. As a result, the first quarter resulted in a 33 percent payout, the second quarter resulted in a 24 percent payout, the third quarter resulted in no payout and the fourth quarter resulted in a 32 percent payout for a total payout of 89 percent.

(B)
The weightings for Customer/Operations Target is SAIDI - 25 percent, JD Power Surveys - 50 percent and Equivalent Unplanned Outage Rate - 25 percent. After applying the weightings, the overall Customer/Operations Target payout is 18 percent.

(C)
The actual performance for JD Powers Surveys is calculated based on an average of the following individual survey results: Business National, 21.7 percent; Business Regional, 10.0 percent; Residential National, 89.4 percent and Residential Regional, 75.0 percent.

(D)
Equivalent Unplanned Outage Rate results were calculated based on each fuel type's unplanned outage rate as follows: 6.90 percent for Coal, 1.29 percent for Gas Combined Cycle and 21.79 percent for Gas, resulting in payouts of 0 percent for Coal, 150 percent for Gas Combined Cycle and 0 percent for Gas. After applying the weightings for Coal, Gas Combined Cycle and Gas of 47.5 percent, 47.5 percent and 5.0 percent, respectively, the payout is 71 percent.

With the exception of the O&M Target, the target levels of performance of the above 2016 Company performance goals were set at a higher level of performance from the target levels for 2015. The O&M Target was increased two percent in 2016 to $410 million from $401.5 million in 2015. The Company believes that the two percent increase in the O&M Target for 2016 was appropriate due to an increase in the number of OG&E's customers and in the number of miles of electric distribution and transmission lines. On a per customer basis, O&M costs at the 2016 target level were approximately one percent higher than the O&M costs at the 2015 target level. The OG&E Earnings Target of $1.47 per share included earnings of $0.09 per share based on the assumption that, before OG&E's 2016 financial results were finalized in February 2017, the Oklahoma Corporation Commission would issue a final rate order (the "OCC Rate Order") on OG&E's application from December 2015 to increase its Oklahoma electric rates.

Calculations of the OG&E Earnings Target and the O&M Target were derived from the amounts reported in the Company's 2016 financial statements, with the OG&E Earnings Target being the reported consolidated net income of OG&E for the year ended December 31, 2016, divided by the diluted average common shares outstanding for 2016 of the Company and with the O&M Target being specific O&M expenses for various business units of the Company and OG&E other than designated operating, maintenance and other expenses that were approved by the Oklahoma Corporation Commission for recovery through a rider or similar mechanism, such as expenses incurred to restore electric service following a storm. The Safety Target was based on recordable incident rates, which are derived from the Federal Occupational Safety and Health Act of 1970 standards for reportable injuries. In 2016, the Company began measuring the level of performance of the Safety Target on a quarterly basis instead of on an annual basis. The purpose of the change was to encourage the Company's members to remain committed to achieving the Safety Target despite less than acceptable performance in one or more calendar quarters. The Customer/Operations Target consists of the following three goals: (i) SAIDI (the System Average Interruption Duration Index), which is used by many electric utilities as an indicator of reliability and which measures the average duration of specified electric outages per customer served, (ii) JD Power Surveys, which are the results of the surveys conducted by J.D. Power and Associates that are intended to measure the level of customer satisfaction primarily by the customers of larger electric utilities, including OG&E, serving the Southern Region of the United States and (iii) Equivalent Unplanned Outage Rate, which generally measures the occurrence of unscheduled outages of OG&E's electric generating units that result in the unit having to shut down or to operate at a lower capacity.

At the time of setting the OG&E Earnings Target and the O&M Target, the Compensation Committee specifically authorized various exceptions to be used in calculating the achievement of these performance goals, including, for example, the exclusion of any increases or decreases in revenues or expenses in excess of $5 million from the enactment after February 24, 2016 of any new Federal or state law, the exclusion of any increases or decreases in revenues or expenses from any change in accounting principles occurring during 2016, and the exclusion of certain net gains or losses in 2016 from the sale, other disposition or impairment of any business or asset. In addition, the Compensation Committee created an exception to the OG&E Earnings Target at the time that the target of $1.47 per share was set in February 2016 to address the possibility that the OCC Rate Order might not be issued at the time OG&E's 2016 financial results were to be finalized in February 2017. The exception provided that, in the event the OCC Rate Order was not received by February 22, 2017, then, in calculating the level of performance of the OG&E Earnings Target, OG&E's actual earnings would be increased by $0.09 per share, which was the precise amount included in the OG&E Earnings Target of $1.47 to reflect the expected OCC Rate Order. OG&E's actual 2016 earnings were $1.42 per share, which, with the addition of the $0.09 per share, would result in OG&E's earnings being $1.51 per share and a 150 percent payout. In accordance with the Committee's discretion under the Annual Incentive Plan to decrease the level of any payout, the Committee considered whether to lower the payout of the OG&E Earnings Target. The Committee recognized that, without the pending Oklahoma rate case, the payout range for the OG&E Earnings Target would have been $0.09 per share lower and, specifically, would have been $1.35 per share to $1.41 per share. As noted above, OG&E's actual 2016 earnings were $1.42 per share, which would have equated to a 150 percent payout under a payout range from $1.35 per share to $1.41 per share. Nevertheless, the Committee lowered the payout to officers for the OG&E Earnings Target from 150 percent to 100 percent determining that a payout of 100 percent was a reasonable choice in the absence of the OCC Rate Order and was a conservative estimate of the likely impact of the OCC Rate Order. The exceptions did not affect the payout of any other performance goal.

The Company believes that those exceptions, which were set by the Compensation Committee at the same time the 2016 Company performance goals were set in February 2016, were appropriate as they represented items that were outside the Company's control, that were one-time events or that are not indicative of the Company's operating performance. The percentage of the targeted amount that an executive officer ultimately received based on performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2016, and as shown by the chart above, corporate performance of the OG&E Earnings Target, O&M Target, the Safety Target and one part of the Customer/Operations Target exceeded the minimum levels of achievement established by the Compensation Committee to permit a payout. Based on this level of achievement, and the assumed maximum level of performance of the OG&E Earnings Target, the Compensation Committee approved payouts under the Annual Incentive Plan to the Company's Named Executive Officers ranging from approximately 61 percent to 106 percent of their earned base salaries and from 101 percent to 106 percent of their targeted amounts. Payouts under the Annual Incentive Plan are in cash and the amounts paid to the Company's Named Executive Officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 36.

Long-Term Incentive Compensation. Long-term incentive awards also were made in 2016 under our Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, SARs, restricted stock and performance units; however, the Compensation Committee has not granted stock options or SARs since 2004 and has no intention to issue stock options or SARs in the foreseeable future. For 2016, the Compensation Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual's 2016 salary. For 2016, the targeted amount ranged from 75 percent to 270 percent of the 2016 salaries for executive officers. Historically, the long-term incentive compensation for the Company's executive officers had been below, including in some cases significantly below, the median level of such awards granted to comparable executives in the Company Peer Group. For the Named Executive Officers, the 2016 targeted amounts of long-term incentive compensation and the changes from 2015 were as follows: Mr. Trauschke, 270 percent of his 2016 salary (an increase from 200 percent); Mr. Merrill, 135 percent of his 2016 salary (an increase from 125 percent); Mr. Renfrow, 110 percent of his 2016 salary (an increase from 100 percent); Mr. Mitchell, 150 percent of his 2016 salary (no change); and Mr. Leger, 115 percent of his 2016 salary (no change). The targeted amount for each of these individuals was at or below the median of the level of such award granted to a comparable executive in the Company Peer Group, other than Mr.Mitchell's, which was four percent above the median.
Since 2005, the Compensation Committee has made annual awards of long-term compensation to executive officers solely in the form of performance units with payout of the performance units being dependent on achievement of Company performance goals set by the Compensation Committee. The Compensation Committee in the past has used two Company performance goals, with payout of 75 percent of the performance units awarded annually being based on the relative total shareholder return of the Company's Common Stock over a three-year period compared to a peer group (the "TSR Performance Goal") and, the remaining 25 percent being based on the growth in the Company's EPS (i.e., the Company's consolidated earnings per share) over the same period compared to an earnings growth target set by the Compensation Committee. For 2016, the Compensation Committee continued using TSR as the performance goal for 75 percent of the performance units awarded in 2016. However, for the remaining 25 percent of performance units awarded in 2016 and consistent with the awards made in 2015, the Committee used growth in OG&E's earnings per share (the "OG&E EPS Performance Goal") rather than growth in the Company's EPS. The change reflected management's belief that OG&E's earnings and Enable's EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) were a better indicator of the Company's performance than the Company's consolidated earnings per share. In addition, management believed that the Company's consolidated earnings would continue to be reflected in the Company's total shareholder return, which would remain as the performance goal for 75 percent of the awarded performance units.

The 2016 performance units were granted to executive officers on February 24, 2016, immediately following the Compensation Committee's meeting on such date. The number of performance units granted was determined by taking the targeted amount of the executive's long-term compensation to be delivered in performance units (expressed as a percentage of the executive's approved 2016 base salary, and as determined above) and dividing that amount by $26.53, which was the closing price of a share of the Company's Common Stock on February 23, 2016. Using this valuation method, the Named Executive Officers received a number of performance units with a value at the date of grant from 110 percent to 270 percent of their initial 2016 salaries. At the end of the performance period on December 31, 2018, the Committee will determine the number of 2016 performance units, if any, that have been earned ("Earned Performance Units") based on the level of achievement of the TSR Performance Goal and OG&E EPS Performance Goal. Payouts of the Earned Performance Units will be in shares of the Company's common stock equal in number to the Earned Performance Units plus a cash payment equal to the amount of dividends that would have been paid during the performance period on such number of shares of the Company's common stock. This payment of dividend equivalents will be made only with respect to Earned Performance Units and dividend equivalents will not be paid on any unearned Performance Units.
Terms of 2016 Performance Units Based on TSR Performance Goal. As indicated above, the terms of 75 percent of the performance units granted to each executive officer in 2016 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over the three-year period ending December 31, 2018 (defined as share price increase (decrease) since December 31, 2015 plus dividends paid during the three-year period, divided by share price at December 31, 2015) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's total shareholder return performance consists of approximately 50 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Composite Utilities Sector Index. At the end of the performance period on December 31, 2018, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's total shareholder return is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.
Terms of 2016 Performance Units Based on OG&E EPS Performance Goal. For the remaining 25 percent of performance units granted to each executive officer in 2016, the officer is entitled to receive from 0 percent to 200 percent of the performance units granted depending upon the growth in OG&E's EPS over the three-year period ending December 31, 2018. The growth in OG&E's EPS for these officers will be measured from $1.35 per share earned in 2015 from OG&E's continuing operations, against the earnings growth target of 3.5 percent per year (the "Earnings Growth Target") set by the Compensation Committee for such period. At the end of the performance period on December 31, 2018, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the rate of growth of OG&E's EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200 percent for growth rates at or above 7.0 percent per year and for payout of less than 100 percent for growth rates below the Earnings Growth Target, with no payouts for growth rates below 1.5 percent per year. OG&E's earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in OG&E's EPS for the year ended December 31, 2018, compared to the benchmark of $1.35.
Payout of 2014 Performance Units. At the Compensation Committee's meeting in February 2017, the Committee determined payouts to executive officers of the 2014 performance units awarded to them in February 2014 as part of their long-term compensation for 2014. Payout of 75 percent of the performance units awarded in 2014 was dependent on the achievement of a Company performance goal based on the Company's relative total shareholder return for the three-year period ended December 31, 2016 as compared to the total shareholder return for the same period of each of the utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index. The remaining 25 percent of the performance units awarded in 2014 was dependent on the average annual growth in the Company's EPS over the three-year period ending December 31, 2016, compared to the Earnings Growth Target of 4.5 percent per year set by the Compensation Committee in February 2014. The Company's average annual EPS growth is calculated on a point-to-point basis by dividing by one-third the percentage increase or decrease in the Company's EPS for the year ended December 31, 2016 of $1.69, compared to the benchmark of $1.94 for the year ended December 31, 2013. For each of the 2014 performance units, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 200 percent payout would be made).
The following table shows the minimum, target and maximum levels of performance set by the Compensation Committee in February 2014 for the 2014 performance units based on total shareholder return and on growth in EPS and the percentage payout based on the actual level of performance:

	Minimum	Target	Maximum	Actual Performance	% Payout
Total Shareholder Return	35th percentile of peer group	50th percentile of peer group	90th percentile of peer group	Below 35th percentile of peer group	0%
EPS Growth	2.5%/year	4.5%/year	7%/year	Below 2.5%/year	0%

As shown above, the Company's total shareholder return for the three-year period ending December 31, 2016, was below the 35th percentile of the peer group while the Company's average annual EPS growth (calculated, as described above, on a point-to-point basis) over the three years ending December 31, 2016, was below 2.5 percent. These levels of performance resulted in no payouts of the 2014 performance units, which is reflected in the Stock Awards - Value Realized on Vesting column of the 2016 Option Exercises and Stock Vested Table on page 40.

CEO Compensation. As noted above, Mr. Trauschke was promoted in June 2015 from President to President and CEO of the Company and then became Chairman, President and CEO of the Company on December 1, 2015. When Mr. Trauschke became the Company's CEO in June 2015, no immediate change was made to his compensation. The Committee in July 2015 did increase his annual salary, effective July 20, 2015, from $625,000 to $800,000. This amount was less than the median salary of a CEO in the Company Peer Group. No other change was made during the balance of 2015 to Mr. Trauschke's compensation for 2015. Accordingly, at the time the Committee met in December 2015 to set 2016 executive compensation, Mr. Trauschke's salary, targeted award under the Annual Incentive and targeted amount of long-term compensation were significantly below the median of such amounts for a CEO in the Company Peer Group and, in the aggregate, were more than 30 percent below the median of such aggregate amount for a CEO in the Company Peer Group.
The 2016 compensation for Mr. Trauschke consisted generally of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers, including Mr. Trauschke's performance. In December 2015, the Committee increased Mr. Trauschke's salary for 2016 from $800,000 to $840,000, his 2016 targeted award under the Annual Incentive Plan from 80 percent to 100 percent of his 2016 salary and his targeted amount of long-term compensation from 200 percent to 270 percent of his 2016 salary. Despite these increases, the overall result was that Mr. Trauschke's approved 2016 salary, targeted award under the Annual Incentive Plan and targeted amount of long-term compensation on a combined basis was approximately 13 percent below the median of such aggregated amount for a CEO in the Company Peer Group. Like other Named Executive Officers, Mr. Trauschke's targeted amount of long-term compensation was awarded in performance units based on the closing price of the Company's Common Stock on February 23, 2016, and resulted in his receiving 85,488 performance units. The terms of these performance units are identical to those awarded other executives of the Company and are described above.
As a result of 2016 corporate performance of the corporate goals described above, Mr. Trauschke was entitled to a payout of $887,804 under the Annual Incentive Plan, representing approximately 106 percent of both his targeted award and his salary paid in 2016. Like other executive officers, Mr. Trauschke did not receive in February 2017 a payout of any of the 29,285 performance units previously granted to Mr. Trauschke in February 2014 based on the Company's total shareholder return for the three years ended December 31, 2016 or the average annual growth of the Company's EPS for the three years ended December 31, 2016, which lack of any payment is reflected in the Stock Awards - Value Realized on Vesting column of the 2016 Option Exercises and Stock Vested Table on page 40.

Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. A significant amount of our employees, including executive officers, are eligible to participate in our qualified defined benefit retirement plan ("Pension Plan") and certain employees are eligible to participate in the Company's supplemental retirement plan to the Pension Plan ("Restoration of Retirement Income Plan") that enables participants, including executive officers, to receive the same benefits that they would have received under the Company's Pension Plan in the absence of limitations imposed by the Federal tax laws. In addition, the supplemental executive retirement plan

("SERP"), which was adopted in 1993, provides a supplemental executive retirement plan in order to attract and retain lateral hires or other executives designated by the Compensation Committee of the Company's Board of Directors who may not otherwise qualify for a sufficient level of benefits under the Company's Pension Plan and Restoration of Retirement Income Plan. No employee of the Company currently participates in the SERP.

Almost all employees of the Company, including executive officers, also are eligible to participate in our 401(k) Plan. Participants may contribute each pay period any whole percentage between two percent and 19 percent of their compensation, as defined in the 401(k) Plan, for that pay period. Participants who have attained age 50 before the close of a year are allowed to make additional contributions referred to as "Catch-Up Contributions," subject to certain limitations of the Code. Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; or (ii) a contribution made on an after-tax basis. The 401(k) Plan also includes an eligible automatic contribution arrangement and provides for a qualified default investment alternative consistent with the U.S. Department of Labor regulations. Participants may elect, in accordance with the 401(k) Plan procedures, to have his or her future salary deferral rate to be automatically increased annually on a date and in an amount as specified by the participant in such election. For employees hired or rehired on or after December 1, 2009, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation.
No Company contributions are made with respect to a participant's Catch-Up Contributions, rollover contributions, or with respect to a participant's contributions based on overtime payments, pay-in-lieu of overtime for exempt personnel, special lump-sum recognition awards and lump-sum merit awards included in compensation for determining the amount of participant contributions. Once made, the Company's contribution may be directed to any available investment option in the 401(k) Plan.  The Company match contributions vest over a three-year period. After two years of service, participants become 20 percent vested in their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Pension Plan, in the event of their termination due to death or permanent disability or upon attainment of age 65 while employed by the Company or its affiliates. The Company also maintains a nonqualified Deferred Compensation Plan that is described below under "Nonqualified Deferred Compensation."
The Company also offers executive officers a limited amount of perquisites. These include payment of social membership dues at dining and country clubs for certain executive officers, an annual physical exam for all executive officers, a relocation program and, in the case of Mr. Trauschke, use of a Company car. The relocation program is offered through a third-party relocation company for employees who relocate at the Company's request and, in appropriate circumstances, to new employees who relocated in connection with their employment by the Company. The relocation program provides for various levels of benefits. For full-time employees above a certain pay level (i.e., a salary at or above approximately $60,000 per year), the program covers the cost of most of the reasonable expenses associated with relocation, including, but not limited to, costs of selling a current residence, home finding, temporary living and transportation and storage of household goods.
The value of the perquisites received by each executive officer was less than $10,000 in 2016. The Compensation Committee reviews annually the perquisites provided to officers and believes that the perquisites provided to officers in 2016 were reasonable.
Change-of-Control Agreements and other Arrangements. None of the Company's executive officers has an employment agreement with the Company. Each of the executive officers has a change of control agreement that becomes effective upon a change of control. As explained in detail below under the heading "Potential Payments upon Termination or Change of Control," if an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual bonus. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Company's Board of Directors decided not to include this additional benefit in the Company's agreements. Instead, as explained on page 44, under the Company's agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. Previously, the Company had change of control agreements in place that contained the ability for the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision, sometimes referred to as a modified double-trigger, was eliminated for executives hired after January 1, 2009, and, with the consent of the affected executives, was eliminated in February 2012 for executive officers hired prior to January 1, 2009.
For more information regarding the change of control agreements, please see "Potential Payments upon Termination or Change of Control" below.

In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all stock options will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. As explained above, the Company has not issued stock options since 2004 and there are no options currently outstanding.
As explained previously, Enogex was combined on May 1, 2013 with the midstream natural gas and certain related businesses of CenterPoint Energy to form Enable. The individuals who previously were working at Enogex LLC and its subsidiaries did not become employees of Enable on May 1, 2013. Instead, the individuals remained employees of OGE Holdings, a subsidiary of the Company, and were seconded to Enable. The primary reason for this course of action was to allow the employees to keep their existing benefits under the Company's retirement, 401(k), health and other benefit plans while Enable adopted and implemented its benefit plans. CenterPoint Energy followed the same course for those employees of its subsidiaries that became part of Enable. Enable reimburses the Company and CenterPoint Energy for certain costs of the employees being seconded from the Company and CenterPoint Energy to Enable.
On October 24, 2013, OGE Holdings entered into a retention agreement with E. Keith Mitchell, then the Chief Operating Officer of Enable. Pursuant to the terms of the retention agreement, Mr. Mitchell would be entitled to receive a retention benefit of $500,000 in cash if he (A) was continuously employed by OGE Holdings or Enable, the general partner of Enable or an affiliate of Enable or the general partner (a "Successor Employer") as of January 2, 2016, (B) was terminated by OGE Holdings or a Successor Employer without Cause (as defined therein) prior to January 2, 2016 or (C) ceased to be employed by OGE Holdings or a Successor Employer prior to January 2, 2016 due to his death or Disability (as defined therein) (in each case the "Vesting Date"). If Mr. Mitchell's employment was terminated prior to the Vesting Date (i) by OGE Holdings or a Successor Employer for Cause or (ii) by Mr. Mitchell other than due to death or Disability, then Mr. Mitchell would not be entitled to receive the retention benefit; provided that with the approval in advance by the Chief Executive Officer of the Company, Mr. Mitchell could transfer to a new position with the Company or any of its affiliates and remain entitled to some portion of the retention benefit. Accordingly, when Mr. Mitchell resigned as Executive Vice President and Chief Operating Officer of Enable to become Chief Operating Officer of OG&E, the Compensation Committee approved on January 7, 2015, and the Company paid a prorated portion ($250,000) of the retention benefit to Mr. Mitchell under the retention agreement.
Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries and the Company's Board of Directors during 2004. The Compensation Committee has reviewed the stock ownership guidelines in each subsequent year including 2016, and has, from time to time, revised such guidelines. The Compensation Committee believes that linking a significant portion of an officer's current and potential future net worth to the Company's success, as reflected in the ownership of the Company's Common Stock and the price of the Company's Common Stock, helps to ensure that officers have a stake similar to that of the Company's shareholders. The share ownership guideline for each executive is based on the executive's position. The guideline for Chairman and CEO is five times base salary. The guidelines for other Company officers (including the other Named Executive Officers) ranged from two to four times their base salaries. Each executive is expected to achieve the applicable ownership guideline within five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level of five times their annual equity retainer.

Financial Restatement. It is the Board of Directors' policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.
No Share Recycling Under Stock Incentive Plan. The Company may not reissue any shares under the Plan that the Company retains as payment of the exercise price of stock options or SARs or to satisfy the withholding or employment taxes due upon the grant, exercise, vesting or distribution of stock options or SARs. The Company has never issued SARs under its existing or any prior Stock Incentive Plan and has not issued any stock options since 2004. The Compensation Committee has no intention of authorizing the issuance of stock options or SARs in the foreseeable future.

Risk Assessment. The profile of our compensation programs are designed to motivate performance while not promoting behaviors that create undue risk. Specifically, the Compensation Committee reviews, with the assistance of Mercer, its compensation consultant, various factors that balance performance and risk in establishing executive compensation programs, setting compensation levels and selecting performance goals for payouts of annual awards under the Company's Annual Incentive Plan and long-term goals under the Company's Stock Incentive Plan. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings and measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock. The Compensation Committee believes that the following features of our policies and practices serve to mitigate material risks arising from our compensation policies and practices:

•	Performance goals are clear, easily identifiable and are based on measures that are generally accepted in the industry, such as earnings, operating and maintenance expenses and TSR.

•	Long-term incentives have three-year vesting periods to encourage long-term decision making and value creation.

•	Company's annual and long-term plans were approved by shareholders.

•	The plans have limits on maximum payouts.

•	The calculations of the level of performance for determining amount of payouts are checked and confirmed by Internal Audit.

•	The Compensation Committee must approve the payouts and can reduce the payouts.

•
Our stock ownership guidelines are designed to promote executive officers having a substantial stake in the Company so that executives’ interests are long-term in nature and therefore aligned with shareholders.

•	Clawback policies are in place, giving us the right to pursue and recoup incentive awards that were earned based on certain financial results that were subsequently the subject of a restatement.

Tax and Accounting Issues.
Deductibility of Executive Compensation. A Federal tax law (Section 162(m)) currently limits our ability to deduct certain executive's compensation in excess of $1,000,000 unless such compensation qualifies as "performance-based compensation" or certain other exceptions are met. The Compensation Committee has continued to analyze the structure of its salary and various compensation programs in light of this law. The Compensation Committee's present intent is to take steps to ensure the continued deductibility of its executive compensation where appropriate. For this reason, the Compensation Committee and the Board of Directors recommended, and the shareholders approved, the current Stock Incentive Plan and the current Annual Incentive Plan at the 2013 Annual Meeting of Shareholders so that certain compensation payable thereunder would qualify for the "performance-based compensation" exception to the $1,000,000 deduction limit and thereby continue to be deductible by the Company. The Compensation Committee reserves the right to pay compensation that exceeds Section 162(m)’s deductibility limit.
Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations were issued by the Internal Revenue Service in April 2007, requiring compliance effective January 1, 2009. During 2008, the Company made the necessary changes to its various employee plans to bring them into compliance with the final regulations. A more detailed discussion of the Company's nonqualified deferred compensation arrangements is provided below under the heading "Nonqualified Deferred Compensation."

SUMMARY COMPENSATION TABLE
The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the president and CEO, the chief financial officer and the three other most highly compensated executive officers at December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
S. Trauschke,	2016	$840,000	$—	$1,904,458	$—	$887,804	$178,056	$76,188	$3,886,506
Chairman, President and Chief	2015	$699,222	$—	$1,173,149	$—	$280,080	$54,080	$67,299	$2,273,830
Executive Officer of the Company (6)	2014	$575,000	$—	$1,015,677	$—	$294,306	$84,836	$65,582	$2,035,401
S.E. Merrill,	2016	$440,003		$498,769		$325,527	$80,961	$36,790	$1,382,050
Chief Financial Officer	2015	$400,005	$—	$469,038	$—	$140,198	$31,490	$37,258	$1,077,989
of the Company (7)	2014	$365,387	$—	$496,397	$—	$187,020	$55,808	$41,872	$1,146,484
E. K. Mitchell,	2016	$484,099	$—	$609,759	$—	$342,359	$573,354	$31,256	$2,040,827
Chief Operating Officer	2015	$467,113	$250,000	$661,326	$—	$153,085	$376,260	$53,811	$1,961,595
of OG&E (8)	2014	$400,005	$—	$—	$—	$388,803	$728,320	$27,477	$1,544,605
J.C. Leger, Jr.	2016	$353,808	$—	$341,648	$—	$232,345	$321,997	$14,491	$1,264,289
Vice President, Utility	2015	$350,293	$—	$377,877	$—	$119,765	$—	$13,732	$861,667
Operations, OG&E	2014	$340,100	$—	$394,791	$—	$82,944	$644,764	$14,292	$1,476,891
P. Renfrow	2016	$354,910	$—	$327,815	$—	$215,139	$362,842	$28,443	$1,289,149
Vice President, Public Affairs	2015	$338,000	$—	$317,086	$—	$97,783	$—	$29,384	$782,253
and Corporate Administration	2014	$325,000	$—	$295,252	$—	$121,908	$449,139	$29,813	$1,221,112
of the Company

(1)
Mr. Mitchell received a payment of $250,000 in January 2015 under the terms of a retention agreement, dated October 24, 2013, which is described under "Change of Control Agreements and Other Arrangements" on page 33.

(2)
Amounts in this column reflect the grant date fair value amount of equity-based performance units granted in the applicable year. The grant date fair value amount is based on a probable value of these awards, or target value, of 100 percent payout. All performance units are subject to a three-year performance period. The terms of (i) 75 percent of the performance units granted in 2016 entitle such officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over a three-year period measured against the total shareholder return for such period by a peer group selected by the Compensation Committee and (ii) 25 percent of the performance units granted in 2016 entitle such officer to receive from 0 percent to 200 percent of the performance units granted based on the growth in OG&E's EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. The assumptions used in the valuation are discussed in Note 5 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2016. Assuming achievement of the performance goals at the maximum level, the grant date fair value of the performance units granted in 2016 and included in this column would be: Mr. Trauschke, $3,808,916; Mr. Merrill, $997,538; Mr. Mitchell, $1,219,518; Mr. Leger, $683,296 and Mr. Renfrow, $655,630.

(3)	Amounts in this column reflect payments under our Annual Incentive Plan.

(4)
Amounts in this column reflect the actuarial increase in the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2016, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(5)
Amounts in this column for 2016 reflect: (i) for Mr. Trauschke, $67,205 (401(k) Plan and Deferred Compensation Plan), $1,234 (insurance premiums) and $7,749 ( use of a company car and payment of social membership dining and country club dues); (ii) for Mr. Merrill, $34,812 (401(k) Plan and Deferred Compensation Plan), $1,073 (insurance premiums) and $905 (payment for an annual physical exam); (iii) for Mr. Mitchell, $28,673 (401(k) Plan and Deferred Compensation Plan), $1,139 (insurance premiums), $1,444 (payment for an annual physical exam); (iv) Mr. Leger, $11,925 (401(k) Plan and Deferred Compensation Plan), $916 (insurance premiums) and $1,650 (payment for an annual physical exam); and (v) Mr. Renfrow, $20,371 (401(k) Plan and Deferred Compensation Plan), $917 (insurance premiums) and $7,155 (payment of social membership country club dues and payment for an annual physical exam). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as 401(k) Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. Amounts in the column include the value of the perquisites for the Named Executive Officers, but, in each instance the amount was less than $10,000 in 2016.

(6)
Mr. Trauschke was named Chief Executive Officer of the Company in June 2015. He served as President of the Company from September 2014 until June 2015 and as Chief Financial Officer of the Company from 2009 until September 2014. Mr. Trauschke was also named Chairman of the Board in December 2015.

(7)
Mr. Merrill was named Chief Financial Officer of the Company in September 2014. Prior to that he had been Executive Vice President of Finance and Chief Administrative Officer of Enable GP, LLC (December 2013 to September 2014) and Chief Operating Officer of Enogex LLC (now known as Enable Oklahoma Intrastate Transmission LLC). Enable reimbursed the Company for Mr. Merrill's salary through August 31, 2014, and reimbursed the Company for two-thirds of Mr. Merrill's 2014 payout under the Annual Incentive Plan, which is shown in column (g) above.

(8)
Mr. Mitchell became Chief Operating Officer of OG&E in February 2015. From July 2013 through January 2015, he had been Executive Vice President and Chief Operating Officer of Enable GP, LLC, the general partner of Enable. From 2011 to July 2013, Mr. Mitchell had been President and Chief Operating Officer of Enogex Holdings and President of Enogex LLC (now known as Enable Oklahoma Intrastate Transmission LLC). Enable reimbursed the Company for Mr. Mitchell’s salary through January 2015, and reimbursed the Company for Mr. Mitchell’s 2014 payout under the Annual Incentive Plan, which is shown in column (g) above. Mr. Mitchell also received a 2014 grant under Enable's long-term incentive plan with an aggregate grant date value of $1,246,989 that is not reflected in the table.

We define realized compensation as the sum of: (i) salary (as reported in column (c) of the Summary Compensation Table), (ii) payouts under the Company's Annual Incentive Plan (as reported in column (g) of the Summary Compensation Table), (iii) any bonus (as reported in column (d) of the Summary Compensation Table), (iv) payouts under the Company's Stock Incentive Plan of performance-based stock awards that vested (as reported annually in the Option Exercises and Stock Vested Table) and (v) all other compensation (as reported in column (i) of the Summary Compensation Table). Realized compensation for Mr. Trauschke was $1,803,992 for 2016, $1,046,601 for 2015 and $1,209,787 for 2014.

Grants of Plan-Based Awards Table for 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
S. Trauschke	2/24/16	0	$840,000	$1,260,000				N/A	N/A	N/A
	2/24/16				0	85,488	170,976				$1,904,458
S.E. Merrill	2/24/16	0	$308,002	$462,003				N/A	N/A	N/A
	2/24/16				0	22,389	44,778				$498,769
E.K. Mitchell	2/24/16	0	$338,869	$508,304				N/A	N/A	N/A
	2/24/16				0	27,371	54,742				$609,759
J.C. Leger, Jr.	2/24/16	0	$229,975	$344,963				N/A	N/A	N/A
	2/24/16				0	15,336	30,672				$341,648
P. Renfrow	2/24/16	0	$212,946	$319,419				N/A	N/A	N/A
	2/24/16				0	14,715	29,430				$327,815

(1)	Amounts reflect the grant date fair value based on a probable value of these awards, or target value, of 100 percent payout.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table for 2016 above represent the minimum, target and maximum amounts that would be payable pursuant to the 2016 annual incentive awards made under the Annual Incentive Plan. As discussed in the Compensation Discussion and Analysis above, the amount that each executive officer received was dependent upon performance against the following performance measures: the OG&E Earnings Target, the O&M Target, the Safety Target and the Customer Target. For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2016, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company's Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company's Common Stock. As discussed in the Compensation Discussion and Analysis above, the terms of 75 percent of the performance units granted to each executive officer in 2016 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over the three-year period ending December 31, 2018 (defined as share price increase (decrease) since December 31, 2015 plus dividends paid during the three-year period, divided by share price at December 31, 2015) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's total shareholder return performance consists of approximately 50 utility holding companies and gas and electric utilities in the Standard & Poor's Composite 1500 Utilities Sector Index. At the end of the performance period on December 31, 2018, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's total shareholder return is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25 percent of performance units granted in 2016, such officer is entitled to receive from 0 percent to 200 percent of the performance units granted depending upon the growth in OG&E's EPS over the three-year period ending December 31, 2018. The growth in OG&E's EPS for these officers will be measured from $1.35 per share earned in 2015 from continuing operations, against the Earnings Growth Target (3.5 percent per year) set by the Compensation Committee for such period. At the end of the three-year performance period on December 31, 2018, the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the rate of growth of OG&E's EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200 percent for growth rates at or above 7.0 percent per year and for payout of less than 100 percent for growth rates below the Earnings Growth Target, with no payouts for growth rates below 1.5 percent per year. OG&E's earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in OG&E's EPS for the year ended December 31, 2018, compared to the benchmark of $1.35.

For 2016, "Salary" for the Named Executive Officers accounted for approximately 21 percent to 37 percent of total direct compensation (i.e., salary plus targeted annual and long-term incentive compensation), while incentive compensation accounted for approximately 63 percent to 79 percent of total direct compensation, assuming achievement of a target level of performance for each Named Executive Officer.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
S. Trauschke	—	—	—	N/A	N/A	N/A	N/A	85,488	(4)	$2,859,574
								36,935	(5)	$1,235,476
S.E. Merrill	—	—	—	N/A	N/A	N/A	N/A	22,389	(4)	$748,912
								14,767	(5)	$493,956
E.K. Mitchell	—	—	—	N/A	N/A	N/A	N/A	27,371	(4)	$915,560
								20,821	(5)	$696,462
J.C. Leger, Jr.	—	—	—	N/A	N/A	N/A	N/A	15,336	(4)	$512,989
								11,897	(5)	$397,955
P. Renfrow	—	—	—	N/A	N/A	N/A	N/A	14,715	(4)	$492,217
								9,983	(5)	$333,931

(1)	There are no stock options outstanding.

(2)	The number of units is based on achieving target performance resulting in payout of 100 percent of target.

(3)	Values were calculated based on a $33.45 closing price of the Company's Common Stock, as reported on the NYSE at December 31, 2016.

(4)	These amounts represent performance units for the performance period January 1, 2016 through December 31, 2018.

(5)	These amounts represent performance units for the performance period January 1, 2015 through December 31, 2017.

2016 Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
S. Trauschke	—	$—	—	$—
S.E. Merrill	—	$—	—	$—
E.K. Mitchell	—	$—	—	$—
J.C. Leger, Jr.	—	$—	—	$—
P.L. Renfrow	—	$—	—	$—

(1)	There are no stock options outstanding.

(2)
As explained above, the Company's performance for the three-year performance period ended December 31, 2016 was below the minimum levels of performance established for the performance units granted in 2013. Accordingly, there were no payouts of such performance units.

2016 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
S. Trauschke	Qualified Plan	7.67	$121,525	$—
	Restoration Plan	7.67	$249,032	$—
S.E. Merrill	Qualified Plan	9.33	$141,375	$—
	Restoration Plan	9.33	$99,455	$—
E.K. Mitchell	Qualified Plan	22.08	$1,056,975	$—
	Restoration Plan	22.08	$1,664,244	$—
J.C. Leger, Jr.	Qualified Plan	24.00	$1,189,198	$—
	Restoration Plan	24.00	$1,067,822	$—
P.L. Renfrow	Qualified Plan	24.75	$1,174,288	$—
	Restoration Plan	24.75	$914,438	$—

(1)	Generally, a participant's years of credited service are based on his or her years of employment with the Company.

(2)
Amounts in this column reflect the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 11 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2016, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

Employees hired or rehired on or after December 1, 2009 do not participate in the Pension Plan but are eligible to participate in the 401(k) Plan where, for each pay period, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation.

Retirement benefits under the Pension Plan are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. The benefits payable under the Pension Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code or should the participant defer compensation to the Company's nonqualified Deferred

Compensation Plan discussed below, the Restoration of Retirement Income Plan will provide benefits through a lump-sum distribution following retirement as provided in the Restoration of Retirement Income Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Pension Plan because of the Code limits or deferrals to the nonqualified Deferred Compensation Plan. The Company and its subsidiaries fund the estimated benefits payable under the Restoration of Retirement Income Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Restoration of Retirement Income Plan. Of the Named Executive Officers, none are eligible for early retirement.
In 1993, OG&E adopted a SERP, which is an unfunded supplemental executive retirement plan that is not subject to the benefit limits imposed by the Code. The plan generally provides for an annual retirement benefit at age 65 equal to 65 percent of the participant's average compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Pension and Restoration of Retirement Income Plans described above and by amounts received under pension plans from other employers. For a participant in the SERP who retires before age 65, the 65 percent benefit is reduced, with the reduction being one percent per year for ages 62 through 64, an additional two percent per year for ages 60 through 61, an additional four percent per year for ages 58 through 59 and an additional six percent per year for ages 55 through 57, so that a participant retiring at age 55 would receive 32 percent of his or her average compensation during his or her final 36 months, reduced by the deductions set forth above. Payment will be made in a lump sum following termination as provided in the SERP in an amount equal to the actuarial equivalent of the applicable annuity. No employee participated in the SERP during 2016.

2016 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
S. Trauschke	$183,616	$60,836	$112,519		$1,355,249
S.E. Merrill	$34,218	$22,381	$45,616		$342,248
E.K. Mitchell	$103,065	$22,435	$305,297		$1,396,103
J.C. Leger, Jr.	$—	$—	$156,089		$775,658
P.L. Renfrow	$36,323	$13,527	$56,365		$484,909

(1)
All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 36. The specific aggregate amounts reported for each of such officers is: S. Trauschke, $244,452; S.E. Merrill, $56,599; E.K. Mitchell, $125,500; J.C. Leger, Jr., $0; and P.L. Renfrow, $49,850.

(2)
Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: S. Trauschke, $998,278; S.E. Merrill, $240,033; E.K. Mitchell, $965,306; J.C. Leger, Jr., $619,569; and P.L. Renfrow, $378,694.

The Company provides a nonqualified deferred compensation plan which is intended to be an unfunded plan.  The plan's primary purpose is to provide a tax-deferred capital accumulation vehicle for a select group of management, highly compensated employees and non-employee members of the Board of Directors of the Company and to supplement such employees' 401(k) Plan contributions as well as offering this plan to be competitive in the marketplace. Eligible employees who enroll in the plan have the following deferral options: (i) eligible employees may elect to defer up to a maximum of 70 percent of base salary and 100 percent of annual bonus awards or (ii) eligible employees may elect a deferral percentage of base salary and bonus awards based on the deferral percentage elected for a year under the 401(k) Plan with such deferrals to start when maximum deferrals to the qualified 401(k) Plan have been made because of limitations in that plan. Eligible directors who enroll in the plan may elect to defer up to a maximum of 100 percent of directors' meeting fees and annual retainers.
The Company matches employee (but not non-employee director) deferrals to make up for any match lost in the 401(k) Plan because of deferrals to the deferred compensation plan, and to allow for a match that would have been made under the 401(k) Plan on that portion of either the first six percent of total compensation or the first five percent of total compensation, as applicable, depending on prior participant elections, deferred that exceeds the limits allowed in the 401(k) Plan. Matching credits vest based on years of service, with full vesting after three years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.

Deferrals, plus any Company match, are credited to a recordkeeping account in the participant's name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. In 2016, those investment options (and investment returns) included:

Investment Fund Option	Investment Return
Company Common Stock Fund	32.29%
VIF Money Market (Vanguard)	0.28%
VIT Total Return Admin (PIMCO)	2.67%
VIT Real Return Admin (PIMCO)	4.39%
VIT Value Svc (MFS)	13.78%
Stock Index Initial (Dreyfus)	11.71%
IS Growth 2 (American Funds)	9.49%
Mid Cap Value Portfolio (American Century)	22.85%
UIF Mid Cap Growth I (Morgan Stanley)	12.10%
Small Cap (Dimensional Fund Advisors)	27.49%
VIF Small Company Growth (Vanguard)	14.94%
VIT II International Value Svc (MFS)	3.84%
IS International 2 (American Funds)	3.53%
Model Portfolio – Conservative (The Newport Group)	3.35%
Model Portfolio – Moderate/Conservative (The Newport Group)	5.10%
Model Portfolio – Moderate (The Newport Group)	6.69%
Model Portfolio – Moderate/Aggressive (The Newport Group)	8.22%
Model Portfolio – Aggressive (The Newport Group)	10.01%

As noted in the table above, The Newport Group, the administrator of the plan, provides five model portfolios using the investment options in the Company' Deferred Compensation Plan to span the risk profile from conservative to aggressive. The conservative portfolio is constructed to provide higher expected returns than a money market fund while only taking 10 percent to 30 percent of the risks associated with the stock market. The moderate/conservative portfolio is designed to provide modest expected portfolio growth while taking only 30 percent to 50 percent of the short-term risk associated with the stock market. The moderate portfolio is managed to provide expected capital appreciation over a market cycle. This portfolio will experience 50 percent to 70 percent of the risks associated with the stock market. The moderate/aggressive portfolio is managed to be a diversified stock portfolio that includes a fixed income component to reduce volatility. The portfolio will experience 70 percent to 90 percent of the risks associated with the stock market. Over the long term, the aggressive portfolio is intended to provide for the maximum expected long-term growth of capital. This portfolio will take 100 percent of the risks associated with the stock market.
Normally, payments under the deferred compensation plan begin within one year after retirement. For these purposes, normal retirement age is 65 and the minimum age to qualify for early retirement is age 55 with at least five years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and bonuses deferred under the plan. If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50 percent of the participant's account balance at retirement, the spouse's age and actuarial assumptions established by the Company's Benefits Committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance under the deferred compensation plan at December 31, 2004, subject to a penalty of 10 percent of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, of amounts attributable to a participant's vested account balance as of December 31, 2004 may also be permitted at the discretion of the Company's Benefits Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company's directors and principal officers, (ii) the Company's executive compensation policy and (iii) the Company's benefit programs.

The Compensation Committee has six members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.
Compensation Committee

James H. Brandi, Member
Luke R. Corbett, Member
John D. Groendyke, Member
Kirk Humphreys, Member
Judy R. McReynolds, Chair
Sheila G. Talton, Member

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into change of control agreements with each officer of the Company, including each of the Named Executive Officers, that will become effective only upon a change of control of the Company. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. Under the agreements, a change of control generally means (i) any acquisition of 20 percent or more of the Company's Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company's employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a "business combination") (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.
Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company. During this three-year period following a change of control of the Company, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.
If an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual bonus. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a "specified employee" (within the meaning of Section 409A of the Code), payment of the prorated bonus and severance payment will be delayed until the first day of the seventh month following the officer’s termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer.
Assuming that a change of control had occurred and the Named Executive Officers were terminated on December 31, 2016 and that the price of the Company's Common Stock was $33.45 (the closing price on December 31, 2016), then the Named Executive Officers would have been entitled to the following lump sum severance payments under their change of control agreements: S. Trauschke, $5,166,134; S.E. Merrill, $2,288,935; E.K. Mitchell, $2,609,977; J.C. Leger, Jr., $1,752,597; and P.L. Renfrow, $1,704,447. For these purposes, it is assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. The Named Executive Officers would also be entitled to outplacement services, valued at $50,000 each, and continued welfare benefits for three years at a value of $35,280 each. For these purposes we have assumed that health care costs will remain constant. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the 2016 Pension Benefits Table on page 40. Finally, matching credits under the nonqualified Deferred Compensation Plan would vest and the officers would be entitled to the benefits set forth in the 2016 Nonqualified Deferred Compensation Table on page 41.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all stock options and restricted stock will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Assuming that a change of control occurred on December 31, 2016 and that the price of the Company's Common Stock (and the change of control price) was $33.45 (the closing price on December 31, 2016), then the Named Executive Officers would have been entitled to the following lump sum payments for performance unit awards: S. Trauschke, $4,095,050; S.E. Merrill, $1,242,868; E.K. Mitchell, $1,612,022; J.C. Leger, Jr., $910,944; and P.L. Renfrow, $826,148. In addition, each Named Executive Officer would have received the same payout of the earned annual incentive compensation for 2016 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 36 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2016 as reflected in the Stock Awards - Value Realized on Vesting column in the 2016 Option Exercises and Stock Vested Table on page 40. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. There were no stock options outstanding as of December 31, 2015.

If a Named Executive Officer terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual's termination, and to a prorated payout (based on the individual's number of full months of employment during the applicable performance period) for other outstanding annual and long-term incentive awards when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the Named Executive Officers terminated their employment as a result of death, disability or retirement on December 31, 2016, each executive officer would have received the same payout of the earned annual incentive compensation for 2016 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 36 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2016 as reflected in the Stock Awards - Value Realized on Vesting column in the 2016 Option Exercises and Stock Vested Table on page 40. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. For the outstanding grants of performance units whose performance periods ends on December 31, 2017 and December 31, 2018, and assuming that the Named Executive Officers terminated their employment as a result of death, disability or retirement on December 31, 2016, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of the Company's Common Stock was $33.45 (the closing price on December 31, 2016) at the time payouts of such performance units occurred, then the Named Executive Officers would be entitled to receive the Company's Common Stock having the following values at the time payout of such performance units occurred: S. Trauschke, $823,651 for the performance units whose performance period ends December 31, 2017 and $953,191 for the performance units whose performance period ends December 31, 2018; S.E. Merrill, $329,304 for the performance units whose performance period ends December 31, 2017 and $249,637 for the performance units whose performance period ends December 31, 2018; E.K. Mitchell, $464,308 for the performance units whose performance period ends December 31, 2017 and $305,187 for the performance units whose performance period ends December 31, 2018; J.C. Leger, Jr., $265,303 for the performance units whose performance period ends December 31, 2017 and $170,996 for the performance units whose performance period ends December 31, 2018; and P.L. Renfrow, $222,621 for the performance units whose performance period ends December 31, 2017 and $164,072 for the performance units whose performance period ends December 31, 2018.
In addition to the benefits described above, upon retirement, the Named Executive Officers will be entitled to receive the retirement benefits described in the 2016 Pension Benefits Table on page 40 and the nonqualified deferred compensation benefits set forth in the 2016 Nonqualified Deferred Compensation Table on page 41 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000 and noncontributory lifetime retiree life insurance at 60 percent of pre-retirement levels but not more than $20,000 or less than $10,000.

SECURITY OWNERSHIP

The following table shows the number of shares of the Company's Common Stock beneficially owned on March 1, 2017, by each Director, by each of the Named Executive Officers by all Executive Officers and Directors as a group and by each shareholder owning five percent or more of the Company's Common Stock:

	Number of Common		Number of Common
	Shares (1) (2)		Shares (1) (2)
James H. Brandi	31,090	S. Trauschke	128,110
Frank A. Bozich	8,307	S.E. Merrill	36,826
John D. Groendyke	125,411	E.K. Mitchell	78,709
Luke R. Corbett	116,849	J.C. Leger, Jr.	38,063
David L. Hauser	8,873	P.L Renfrow	39,952
Kirk Humphreys	69,098
Robert O. Lorenz	107,354	All Executive Officers and Directors	949,550
Judy R. McReynolds	18,468	(as a group of 20 persons)
Sheila G. Talton	11,742	BlackRock, Inc. (3)	21,390,625
		40 East 52nd Street
		New York, NY 10022
		The Vanguard Group (4)	16,442,447
		100 Vanguard Blvd.
		Malvern, PA 19355

(1)
Ownership by each executive officer is less than 0.1 percent of the class, by each director is less than 0.1 percent of the class and, for all executive officers and directors as a group, is less than 1.0 percent of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 137,281 shares of the Company's Common Stock representing their interest in shares held under the Company's 401(k) Plan and Deferred Compensation Plan for which in certain instances they have voting power but not investment power.

(2)
Amounts shown for Messrs. Brandi, Bozich, Corbett, Groendyke, Hauser, Humphreys, and Lorenz and Ms. McReynolds and Ms. Talton include, 23,090; 3,307; 114,549; 84,411; 7,873; 69,098; 101,354; 17,468; and 11,742; common stock units, respectively, under the Company's Deferred Compensation Plan.

(3)
Based on a Schedule 13G filed on January 17, 2017, BlackRock, Inc. along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 10.7 percent of the Company's outstanding Common Stock on March 1, 2017.

(4)
Based on a Schedule 13G filed on February 10, 2017, The Vanguard Group along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 8.2 percent of the Company's outstanding Common Stock on March 1, 2017.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2016 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Price of Outstanding Options	Number of Securities Remaining Available for future issuances under equity compensation plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Shareholders	—	(1)	N/A	6,871,953	(2)
Equity Compensation Plans Not Approved by Shareholders	—		N/A	N/A

(1)
Comprised of performance units, restricted stock and restricted stock units which have been issued under the OGE Energy Corp. 2013 Stock Incentive Plan. For performance units, this represents the target number of performance units granted.  Actual number of performance units earned, if any, is dependent upon performance and may range from 0 percent to 200 percent of the target. There were no outstanding stock options as of December 31, 2016.

(2)
Under the 2013 Stock Incentive Plan, restricted stock, restricted stock units, stock options, SARs and performance units may be granted to officers, directors and other key employees. Amount represents the maximum shares available for future issuances under OGE Energy Corp.'s equity compensation plans assuming settlement of the performance units at target.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company's Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. To our knowledge, all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2016 and through March 31, 2017, the date of this Proxy Statement.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the proxy statement for the Annual Meeting of Shareholders in 2018 must be received by the Company by December 1, 2017. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting of Shareholders and otherwise conforming to the rules of the SEC, will be included in the 2018 proxy statement.

If you intend to submit a shareholder proposal for consideration at the Annual Meeting of Shareholders, but do not want it included in the proxy statement, you must follow the procedures established by our bylaws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•	a brief description of the business you desire to bring before the Annual Meeting of Shareholders and your reasons for conducting such business at the Annual Meeting of Shareholders;

•	your name and address;

•	the number of shares of the Company's Common Stock which you beneficially own; and

•	any material interest you may have in the business being proposed.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only a single copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement for your household, please contact Computershare; P.O. Box 358035, Pittsburgh, PA 15252-8035 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only a single copy of our Notice of Internet Availability of Proxy Materials, or our Annual Report to Shareholders or proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only a single copy for your household, you should contact your bank, broker, or other nominee record holder.

FORT SMITH CONVENTION CENTER

Take I-40 to the Roland/Fort Smith Exit 325. Exit and turn right onto Hwy 64. Follow Hwy 64 (SE) across the Arkansas Bridge (Garrison Ave). Turn right (SW) onto 6th Street and then turn left (SE) onto Rogers Avenue. The Fort Smith Convention Center is on the right, after the Holiday Inn.

255
255
255
64
64
71
STATE BLDG
PAID PARKING
50 Free Spaces available on top level weekends and after 5:00 pm
CITY PARKING GARAGE
PARKING (Weekends and after 5:00 p.m.)
N. 5th ST
N. 6th ST
N. 7th ST
N. 9th ST
N. 10th ST
N. 10th ST
N. 11th ST
GARLAND AVE
PARKER AVE
GARRISON AVE
ROGERS AVE
CARNALL AVE
TOWSON AVE
WHEELER AVE
WHEELER AVE
N. "A" ST
N
HOLIDAY INN
CONVENTION CTR First National Bank Exhibit Hall
CONVENTION CENTER Arkansas Best Corporation Center for the Performing Arts
Annex
FREE PARKING 154 spaces
Marriott Courtyard
NATIONAL CEMETERY
FREE PARKING 105 spaces
FREE PARKING 164 spaces
SEB COUNTY SHERIFF
FT. SMITH P.D.
Observe all "NO PARKING" Signs
Metered parking exists along most streets surrounding the Holiday Inn and Convention Center.
No Parking

Fort Smith Convention Center

Map prepared by Fort Smith GIS Dept

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy. Voting is available through 11:59 P.M.
Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you access the web site.

COMPUTERSHARE P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

[Shareholder Address]
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Voting is available through
11:59 P.M. Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you call.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME OGE Energy Corp. Common Stock	CONTROL # à SHARES PAGE 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
1A - Frank A. Bozich	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2017.	☐	☐	☐
1B - James H. Brandi	☐	☐	☐
1C - Luke R. Corbett	☐	☐	☐
1D - David L. Hauser	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
1E - Kirk Humphreys	☐	☐	☐
1F - Robert O. Lorenz	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	3 years	2 years	1 year	Abstain
1G - Judy R. McReynolds	☐	☐	☐
1H - Sheila G. Talton	☐	☐	☐	4. Advisory Vote on the Frequency of Advisory Votes on Executive Compensation.	☐	☐	☐	☐
1I - Sean Trauschke	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB#		Signature (Joint Owners)	Date	SEQUENCE #

LOCATION OF THE FORT SMITH CONVENTION CENTER,
800 Rogers Avenue
Fort Smith, Arkansas 72901

Directions to the Fort Smith Convention Center
Take I-40 to the Roland/Fort Smith Exit 325. Exit and turn right onto Hwy 64. Follow Hwy 64 (SE) across the Arkansas Bridge (Garrison Ave). Turn right (SW) onto 6th Street and then turn left (SE) onto Rogers Avenue. The Fort Smith Convention Center is on the right, after the Holiday Inn.

It is important that your shares are represented
at this meeting, whether or not you attend the
meeting in person. To make sure your shares
are represented, we urge you to vote by
Internet, telephone, or complete and mail the
proxy card above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

Annual Meeting of
OGE Energy Corp. Shareholders
Thursday, May 18, 2017 10:00 a.m.
Fort Smith Convention Center

The undersigned hereby appoints Luke R. Corbett and Sean Trauschke, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 20, 2017, at the Company's Annual Meeting of Shareholders to be held on May 18, 2017, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2017, FOR THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AND FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

PLEASE VOTE BY INTERNET, TELEPHONE, OR MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

Continued and to be marked, dated and signed on the other side